Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of December 6, 2021

among

POTLATCHDELTIC CORPORATION,

PCH MERGER LLC

and

LOUTRE LAND AND TIMBER COMPANY

TABLE OF CONTENTS

Exhibit A-1 Articles of Merger

Exhibit A-2 Certificate of Merger

Exhibit B Form of Escrow Agreement

Exhibit C Form of Letter of Transmittal

Exhibit D Form of Accredited Investor Representation

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 6, 2021, among PotlatchDeltic Corporation, a Delaware corporation (“Parent”), PCH Merger LLC, a Delaware limited liability company (“Merger Sub”), Loutre Land and Timber Company, an Arkansas corporation (“Company”), Jeffrey W. Nolan and Charles H. Murphy, III, solely in their capacity as agent and attorney in fact for the Shareholders and serving in accordance with Section 9.14 (the “Shareholder Representative(s)”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings indicated in Article 10.

WHEREAS, the parties hereto wish to effect a business combination through the merger of Company with and into Merger Sub, with Merger Sub being the surviving company and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of Company has approved and declared advisable, and resolved, subject to the terms hereof, to recommend to Company’s stockholders the adoption of this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Parent has approved and declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Merger Sub has approved and declared advisable, and resolved to recommend to Merger Sub’s sole stockholder, the adoption of this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS Parent, Merger Sub and Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, representations, warranties, and the mutual agreements and covenants set forth herein, and intending to be legally bound, the Company, Parent, Merger Sub, and the Shareholder Representative hereby agree as follows:

Article 1
THE MERGER

Section 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Arkansas Business Corporation Act of 1987, as amended (Ark. Code Ann. 4-27-101, et seq.) (the “Arkansas Code”) and the Delaware Limited Liability Company Act (“Delaware LLC Act”), on the Closing Date Company shall be merged with and into Merger Sub. At the Effective Time, the separate corporate existence of Company shall cease, and Merger Sub shall continue as the surviving company in the Merger (the “Surviving Company”) and as a wholly owned subsidiary of Parent.

Section 1.02. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Perkins Coie LLP, 1201 Third Avenue, Seattle, WA 98001 at 10:00 a.m., Pacific Time, on the second (2nd) Business Day following the satisfaction or (to the extent permitted by Applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Applicable Law) waiver of those conditions), or at such other place, time and date as may be agreed in writing between Parent and Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. In lieu of an in-person Closing, the Closing may instead be accomplished by email (in .PDF format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals

(if requested) to be delivered by overnight courier service on the next Business Day following the Closing. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall (i) file with the Secretary of State of the State of Arkansas Articles of Merger relating to the Merger in substantially the same form as set forth hereto as Exhibit A-1 (the “Articles of Merger”) executed and acknowledged in accordance with the relevant provisions of the Arkansas Code, (ii) file with the Secretary of State of the State of Delaware a certificate of merger in substantially the same form as set forth hereto as Exhibit A-2 (the “Certificate of Merger”) executed in accordance with the relevant provisions of the Delaware LLC Act, and (iii) make all other filings required under the Arkansas Code or the Delaware LLC Act, or required by the Secretary of State of the State of Arkansas or the State of Delaware in connection with the Merger. The Merger shall become effective at the time that both (i) the Articles of Merger have been duly filed with the Secretary of State of the State of Arkansas and (ii) the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and Company shall agree and specify in the Articles of Merger or Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04. Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the Arkansas Code and Delaware LLC Act.

Section 1.05. Directors and Officers. The Board of Managers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the managers of the Surviving Company, and the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company, in each case until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Company’s articles of incorporation and bylaws and Applicable Law.

Article 2
EFFECT ON CAPITAL STOCK; PURCHASE PRICE; EXCHANGE

Section 2.01. Purchase Price. The estimated aggregate consideration to be paid in connection with the Merger at Closing (the “Estimated Purchase Price”) is equal to: (a) $113,950,551.00; minus (b) Indebtedness outstanding as of immediately prior to the Closing (including any and all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to such outstanding items of Indebtedness regardless of whether such charges have been triggered as of Closing); minus (c) Company Transaction Expenses outstanding as of immediately prior to the Closing.

Section 2.02. Consideration Spreadsheet. At least five (5) Business Days prior to the Closing Date, the Company shall deliver a consideration spreadsheet in a form reasonably acceptable to Parent, which sets forth (a) the name, address, and email address (if available) of each Shareholder, certificate numbers, and the number of shares of Company Common Stock held by such Shareholder, and designation as to whether such Shareholder is an Accredited Shareholder (to the extent such Shareholder has provided documentation to the Company indicating their status), (b) an estimate of the portion of the Merger Consideration payable to each Shareholder at the Effective Time, assuming no Shareholder exercises appraisal rights, including, to the extent applicable, and on a certificate-by-certificate basis and in the form of consideration paid, each such Shareholder’s (i) Parent Common Stock issuable as Merger Consideration pursuant to Section 2.05(c) and (ii) cash consideration distributable as Merger Consideration pursuant to Section 2.05(f), (c) each Shareholder’s Pro Rata Share, (d) a funds flow memorandum setting forth the wire payments to be made by Parent and the Exchange Agent at the Closing, including payees of any Company Transaction Expenses or Indebtedness, and (e) calculations of the Exchange Ratio as of the date delivered (and to be updated prior to Closing), in each case reasonably satisfactory to Parent (the “Consideration Spreadsheet”). The Consideration Spreadsheet will be certified by Company’s Chief Executive Officer (the “Payment Certificate”). Within three (3) business days after the date of this Agreement, Company will deliver to Parent, a draft Consideration Spreadsheet, in a form reasonably agreed upon by Parent, based upon the information available to Company as of such date.

Section 2.03. Escrow Fund.

(a) Promptly after the Effective Time, but in no event later than one (1) Business Day thereafter, 125,000 shares of Parent Common Stock (the “Escrowed Shares”) will be deposited by Company with the Escrow Agent, in an escrow fund (the “Escrow Fund”) in accordance with the terms of the escrow agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”) to secure claims by Parent for indemnification in accordance with Article 7.

(b) Prior to the twelve-month anniversary of the Closing Date (the “Escrow Release Date”), any dividends issued by Parent with respect to the Escrowed Shares shall be deposited to the Escrow Fund.

(c) The release of the Escrow Fund to the Shareholders, net of the amounts of claims for indemnification that have been noticed or filed under Article 7, if any, will occur in accordance with the provisions of Article 7 and the other applicable terms hereof and of the Escrow Agreement; provided that in the event of any conflict between this Agreement and the Escrow Agreement, the terms of the Escrow Agreement will control. Promptly after the Escrow Release Date, but in no event later than three (3) Business Days thereafter, and in accordance with the terms of the Escrow Agreement, the Buyer and the Shareholder Representative shall jointly instruct the Escrow Agent, in writing, to disburse the balance then remaining of the Escrow Fund to the Exchange Agent for further distribution to the Shareholders, based on their Pro Rata Shares, less any amounts necessary to satisfy any then pending indemnification obligations of the Shareholders pursuant to Article 7 (which such amounts shall remain in escrow pending the resolution of such outstanding obligations). Following the resolution of such outstanding obligations, the Parent and the Shareholder Representative shall, in accordance with the Escrow Agreement, jointly instruct the Escrow Agent, in writing, to disburse any remaining amounts in the Escrow Account to the applicable parties.

(d) The Parent, on one hand, and the Company, on the other hand, will share equally the payment of any fees and expenses payable to the Escrow Agent at or prior to Closing pursuant to the Escrow Agreement.

Section 2.04. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or any holder of any of the following securities:

(a) Cancelation of Treasury Stock. Each share of common stock, par value $0.10 per share, of Company (“Company Common Stock”) that is owned by Company as treasury stock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Subject to Section 2.05, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.04(a)) shall be converted into and shall thereafter represent the right to receive that number of fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio (the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each such certificate, a “Certificate”) or shares of Company Common Stock held in direct registration form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled in accordance with Section 2.05, in each case, without interest. For purposes of this Agreement, the “Exchange Ratio” means, as of December 3, 2021, the Estimated Purchase Price divided by 168,412, divided by the Parent Share Price. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, recapitalization, split, reverse split, combination, consolidation, subdivision, reclassification or exchange of shares, or any similar event (including, as applicable, any stock dividend for the purpose of distributing earnings so as to maintain qualification as a REIT or to cure any issue of qualification as a REIT) shall have occurred, then any number or amount contained herein that is based upon the number of shares of Company Common Stock will be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided, however, that the foregoing shall not be construed to permit the Company to take any actions prohibited by Section 5.01.

(c) Conversion of Merger Sub Common Stock. Each share of equity interests of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of equity interests of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of equity interests of the Surviving Company immediately after the Merger.

Section 2.05. Exchange.

(a) Exchange. Prior to the Effective Time, Parent shall appoint a bank or trust company, to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the former holders of Company Common Stock entitled to receive Merger Consideration under Section 2.04(b), for exchange in accordance with this Article 2 through the Exchange Agent, a sufficient number of shares of Parent Common Stock (whether represented in certificated or non-certificated direct registration form) to issue the aggregate Merger Consideration. From time to time as needed as reasonably determined by Parent, Parent shall deposit with the Exchange Agent cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.05(f) and to pay any dividends or other distributions which former holders of Company Common Stock have the right to receive pursuant to Section 2.05(d). All such cash and Parent Common Stock deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.

(b) Letter of Transmittal. As promptly as practicable after the Effective Time, and in any event not later than the second Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal in substantially the form attached hereto as Exhibit C (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may specify subject to Company’s reasonable approval, together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange.

(i) After the Effective Time, upon the surrender of a Certificate for cancelation to the Exchange Agent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may reasonably be required by the Exchange Agent, including a properly competed and executed IRS Form W-9, the holder of such Certificate shall be entitled to receive in exchange therefor (A) the Merger Consideration into which the shares of Company Common Stock previously represented by such Certificate have been converted pursuant to Section 2.04(b) and (B) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.05(f) and in respect of any dividends or other distributions which such holder has the right to receive pursuant to Section 2.05(d). In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, the proper number of shares of Parent Common Stock pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.05(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.05(d) may be issued to a transferee if the Certificate (or, for Book-Entry Shares, proper evidence of such transfer) representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.05(c), each Certificate Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder of such Certificates were entitled to receive pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.05(f) and in respect of any dividends or other distributions pursuant to Section 2.05(d)). No interest shall be paid or shall accrue on the cash payable under this Section 2.05(c) or under 2.05.d), Section 2.05(e) or 2.05.f).

(ii) As promptly as practicable following the Effective Time, the Exchange Agent shall deliver to each former holder of Company Common Stock (A) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.04(b) and (B) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.05(f). No such holder shall be required to deliver a Letter of Transmittal. The shares of Parent Common Stock deliverable to any holder under this Section 2.05(c)(ii) shall be deemed issued to such holder at the Effective Time and consequently, the holder of such shares shall be entitled to any dividends or distributions with a record date after the Effective Time in the same manner as other holders of shares of Parent Common Stock.

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.05(f), until the surrender of such Certificate in accordance with this Article 2. Subject to abandoned property, escheat, Tax or other Applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.05(f) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock issued and cash paid in accordance with the terms of this Article 2 upon conversion of any shares of Company Common Stock (including any cash paid pursuant to Section 2.05(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject to the Surviving Company’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time that may have been declared or made by Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.05(h), if, after the Effective Time, any Certificates are presented for transfer to the Surviving Company, Parent or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

(f) No Fractional Shares. No certificates or scrip representing fractional Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.04(b), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates or Book-Entry Shares surrendered or owned by such holder) shall receive, in lieu thereof, cash in an amount equal to such fractional amount multiplied by the average of the closing price per share of Parent Common Stock on the Nasdaq Global Select Market (“Nasdaq”) (as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by Parent and Company) as of 4:00 p.m. Eastern Time on each of the consecutive trading days starting from September 29, 2021, and ending with December 3, 2021.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any former holder of Company Common Stock who has not previously complied with this Article 2 (as applicable) shall thereafter look only to Parent for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and other distributions to which such holder is entitled pursuant to this Article 2.

(h) No Liability. None of Parent, Merger Sub, Company or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Certificate has not been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to, or become the property of, any Governmental Entity pursuant to Applicable Law, any Merger Consideration in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

(i) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent; provided, however, that no investment of the Exchange Fund shall relieve Parent or the Exchange Agent from promptly making the payments required by this Article 2, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund.

(j) Withholding Rights. Each of Parent, the Surviving Company, and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Article 2 to any holder of Company Common Stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under Tax Law. Amounts so withheld and paid over to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction or withholding was made.

(k) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.05(h), Parent) shall deliver and pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any other cash deliverable in respect thereof pursuant to this Section 2.05.

Section 2.06. Dissenting Shares. Shareholders who have complied with all the requirements for perfecting appraisal or dissenters’ rights, as required under the Arkansas Code, shall be entitled to their appraisal or dissenters’ rights under the Arkansas Code with respect to such shares (“Dissenting Shares”). Notwithstanding anything to the contrary herein, (a) if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration to which such holder is then entitled under this Agreement, without interest thereon, and upon surrender of the certificate representing such shares in accordance with this Agreement together with any other documents required under Section 2.05 and (b) any Dissenting Shares held by a Shareholder who has perfected such Shareholder’s appraisal or dissenters’ rights for such shares in accordance with Arkansas Code shall not be converted into the right to receive any portion of the Merger Consideration pursuant to Section 2.05. The Company shall provide to Parent (i) prompt notice of any demands for appraisal, notices of purported exercise of dissenters’ rights or purchase received by the Company, withdrawals of such demands, and any other instruments related to such demands served in accordance with the Arkansas Code and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to such demands under the Arkansas Code. The Company shall not, except with the prior written consent of Parent, or as otherwise required under the Arkansas Code voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. Subject to Section 7.02, the payment of consideration under this Agreement to the Shareholders (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 2.06 and under the Arkansas Code) shall not be affected by the exercise or potential exercise of appraisal or dissenters’ rights under the Arkansas Code by any Shareholder.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the corresponding schedules of the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Disclosure Schedule”) (each of which disclosures shall be deemed to be disclosed and incorporated in each other schedule of the Disclosure Schedule to the extent its applicability to such other schedule is readily apparent on its face from the text of the disclosures, and each of which disclosures shall be read together with the corresponding sections and, if applicable, the subsections of this Article 3 to constitute the representations and warranties made by the Company under this Article 3), in order to induce Parent and Merger Sub to enter into and perform this Agreement, the Company represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing Date as follows:

Section 3.01. Organization, Standing and Power. Company is duly organized, validly existing and in good standing under the laws of the State of Arkansas. Company is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Company has made available to Parent, prior to execution of this Agreement, true and complete copies of the articles of incorporation of the Company in effect as of the date of this Agreement (the “Articles of Incorporation”), the bylaws of the Company in effect as of the date of this Agreement (the “Bylaws”), and the Amended and Restated S Corporation Shareholder Agreement among the Company and its shareholders, dated December 31, 2005 (the “Shareholders Agreement”; and collectively with the Articles of Incorporation and Bylaws, referred to as the “Governing Documents”).

Section 3.02. Capital Structure.

(a) The authorized capital stock of Company consists of 10,000,000 shares of Company Common Stock. The Company Common Stock consists of: (i) 168,412 shares of Company Common Stock issued and outstanding and (ii) 45,918 shares of Company Common Stock held in Company’s treasury. All Company Common Stock and other securities of the Company outstanding as of the date of this Agreement and the registered owners of record of such securities are set forth in Schedule 3.02(a) of the Disclosure Schedule. Except as set forth in this Section 3.02(a) or on Schedule 3.02(a) of the Disclosure Schedule, no shares of capital stock or voting securities of, or other equity interests in, Company were issued, reserved for issuance or outstanding.

(b) All outstanding shares of Company Common Stock have been authorized and validly issued and are fully paid and nonassessable, and were issued in compliance with all Applicable Laws. Except as set forth above (A) there are no other outstanding shares of capital stock of, or other equity or voting interests in, the Company, (B) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, and (C) no outstanding options, warrants, rights, or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company. There are no stock appreciation rights, phantom stock rights, or any similar rights with respect to the Company. Except as listed on Schedule 3.02(b) of the Disclosure Schedule, within the last five (5) years the Company has not declared or paid any dividends on any shares of Company Common Stock, and there is no Liability for dividends accrued and unpaid by the Company. Except with respect to the Shareholders Agreement, there are no other agreements to which the Company is a party or to the Company’s Knowledge, to which a Shareholder is a party, including any that affect or restrict the voting rights or right to transfer the capital stock of the Company (including any rights of refusal or offer, co-sale, tag-along, or drag-along rights), and there are no investor rights or similar agreements, including any agreements providing for any registration rights, information or inspection rights, or similar rights with respect to the Company or its respective securities, and there are no agreements obligating the Company to repurchase or redeem any shares of capital stock. The Company has no outstanding Indebtedness, which (i) has the right to vote (or that is convertible into securities that have the right to vote) or (ii) will be entitled to receive any portion of the Merger Consideration in the capacity other than a creditor holding Indebtedness which will be repaid in full at Closing.

(c) Except as set forth on Schedule 3.02(c), the Company has no Subsidiaries and does not own and has never owned, directly or indirectly, any ownership, equity, partnership, membership, voting, or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership, or similar interest, and is not under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

Section 3.03. Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute this Agreement and the other Operative Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder and, subject to the adoption of this Agreement and approval of the Transactions by affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock in accordance with the Arkansas Code and the Company’s Articles of Incorporation and Bylaws (the “Shareholder Approval”), to consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by each of the other parties hereto, this Agreement is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and each of the other Operative Documents to which the Company is (or will be) a party, when executed by the Company, and assuming the due authorization, execution, and delivery by each of the other parties thereto, is (or will be) the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, in each case, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity. The board of directors of the Company, at a meeting duly called and held, or by written consent in lieu thereof, has (i) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, the Company and the Shareholders, (ii) approved and declared advisable the execution, delivery, and performance of this Agreement and the consummation of the Transactions, (iii) resolved to recommend that the Shareholders adopt this Agreement and approve the Merger, and (iv) taken or resolved to take any other actions required by a board of directors of an Arkansas corporation in accordance with the Arkansas Code to approve the Transactions and the consummation thereof. The only affirmative votes or written consents of the holders of any classes or series of Company Common Stock necessary to adopt this Agreement and approve the Merger and the other Transactions are the votes that constitute the Shareholder Approval. All actions relating to obtaining the Shareholder Approval with respect to this Agreement have been and will be taken in compliance with Applicable Law.

Section 3.04. No Conflicts; Consents. The execution, delivery, and performance by the Company of this Agreement and the other Operative Documents to which the Company is (or will be) a party and the consummation by the Company of the Transactions do not and will not (a) violate (with or without the giving of notice or lapse of time, or both) Applicable Law, (b) require any consent, approval, or authorization of, declaration, filing, or registration with, or notice to, any Governmental Entity or, except as would not be material to the Company or the business of the Company, any other Person, other than (i) the Shareholder Approval and (ii) the filing of the Articles of Merger and the Certificate of Merger, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any Person of the right to accelerate, terminate, modify, or cancel, any Material Contract to which the Company is a party or by which it is bound or to which any of their respective assets are subject, (d) result in the creation of any Encumbrance on any assets of the Company, (e) conflict with or result in a breach of or constitute a default under any provision of the Governing Documents of the Company or (f) invalidate or adversely affect any Company Permit, except in the case of clauses (a), (c) or (d), as would not reasonably be expected to be material to the Company or its respective businesses or assets.

Section 3.05. Financial Statements; No Undisclosed Liabilities.

(a) Schedule 3.05(a) to the Disclosure Schedule sets forth true and accurate copies of (i) (A) the unaudited balance sheets and statements of operations, cash flows, and equity of the Company at and for the fiscal years ended December 31, 2019 and December 31, 2020 and (the “Annual Financial Statements”) and (ii) an unaudited consolidated balance sheet and statements of cash flows of the Company at and for the nine (9) month period ended September 30, 2021 (the “Interim Financial Statements” and collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements

(i) are accurate, complete, and consistent with the books and records of the Company, (ii) have been prepared on a tax-basis of accounting consistent with prior accounting periods, and (iii) fairly present in all material respects the financial position, results of operations, and changes in financial position of the Company as of the dates and for the periods indicated, subject, in the case of the Interim Financial Statements, solely to the normal recurring period end adjustments. The balance sheet of the Company as of September 30, 2021 (the “Company Balance Sheet Date”) is herein referred to as the “Company Balance Sheet.” The Company has no Liabilities that are not fully reflected or reserved against in the Company Balance Sheet, except (i) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent, in all material respects, with past practice, none of which results from a breach or default under any Contract or violation of Applicable Law or any permit, license, authorization, or regulatory approval, or (ii) Liabilities that are executory performance obligations arising under existing Contracts to which the Company is a party or otherwise bound (that do not result from a breach or default thereunder) and that are not required to be reflected in financial statements prepared on a tax-basis of accounting consistent with prior accounting periods. The Company is not a guarantor, indemnitor, surety, or other obligor of any Indebtedness of any other Person.

(b) Schedule 3.05(b) to the Disclosure Schedule sets forth an accurate and complete list of all Indebtedness of the Company, including, for each item of Indebtedness, the Contract governing such Indebtedness and any assets securing such Indebtedness.

Section 3.06. Absence of Certain Changes or Events. Except for transactions contemplated by this Agreement, since the Company Balance Sheet Date through the date of this Agreement: (a) the business of the Company has been conducted only in, and the Company has not taken any action except in, the ordinary course of business and consistent, with past practice; provided, that, deviations from such ordinary course of business shall not be deemed outside the ordinary course to the extent such deviations were reasonably necessary in response to the COVID-19 Pandemic to protect the health and safety of the Company’s employees and other individuals having business dealings with the Company and set forth on Schedule 3.06 of the Disclosure Schedule, (b) there has not occurred any Company Material Adverse Effect, and (c) the Company has not done, caused, or permitted any action that if taken between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Article 8 would require the prior written consent of Parent pursuant to Section 5.01.

Section 3.07. Taxes.

(a) (i) Company has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) Company has paid all Taxes required to have been paid; and (iii) no deficiency for any Tax has been asserted or assessed by a Governmental Entity against Company which deficiency has not been paid. Company is not currently the beneficiary of any extension of time to file any Return that has not been filed (other than automatic extension secured in the ordinary course of business consistent in all material respects with past practice).

(b) The unpaid Taxes of Company did not, as of the Company Balance Sheet Date exceed the amount accrued for current Taxes payable set forth on the face of the Company Balance Sheet (rather than in any notes thereto). Since the Company Balance Sheet Date, Company has not incurred any Liability for Taxes, except in the ordinary course of business consistent with past practice.

(c) Company has (i) withheld all Taxes required to be withheld by it in respect of all payments to employees, officers, managers, directors, and any other Persons and (ii) timely remitted all such Taxes withheld to the appropriate Governmental Entity in accordance with Applicable Laws.

(d) Company has (i) collected all sales, use, value added, goods and services, and similar Taxes required to be (or customarily) collected and (ii) timely remitted all such Taxes collected to the appropriate Governmental Entity in accordance with Applicable Laws.

(e) There are no Tax Proceedings in progress or pending, or threatened in writing (or, to the Knowledge of Company, otherwise), in respect of any Taxes or Tax Returns of or related to the Company. No deficiencies for any Taxes have been proposed, asserted or assessed against Company, and Company has not entered into or requested any Contract to extend or waive the statutory period of limitations for the assessment or collection of Taxes. No power of attorney which is currently in force has been granted by or with respect to Company with respect to any matter relating to Taxes.

(f) Except as set forth on Schedule 3.07(f), the Company has not received or requested any private letter rulings from the IRS (or any comparable Tax rulings from any other Governmental Entity).

(g) Other than for Taxes not yet due and delinquent, there are no Encumbrances with respect to Taxes against any of the properties or assets of Company. No written or, to the Knowledge of Company, other claim has been received by Company from a Governmental Entity in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

(h) Company (i) is not and has never been a member of any Tax Group, and (ii) has no Liability for the Taxes of another Person under Treasury Regulation section 1.1502-6 (or any comparable provision of other Applicable Law), arising under Contract, by operation of Applicable Law, by reason of being a successor or transferee, or otherwise. Company is not a party to or is otherwise bound by any Tax sharing, allocation, indemnification or similar Contract.

(i) Except as set forth on Schedule 3.07(i), Company has not taken any position on a Tax Return that could result in an “underpayment” of Tax within the meaning of Section 6662 of the Code (or any comparable provision of other Applicable Law). Company has not (i) “participated” within the meaning of Treasury Regulation section 1.6011-4(c)(3) in or been a party to any “reportable transaction” or “listed transaction” within the respective meanings of such terms under Section 6707A(c) of the Code and (ii) entered into or engaged in any other transaction requiring disclosure under a comparable provision of other Applicable Law.

(j) Company will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Sections 481 or 263A of the Code (or any comparable provision of other Applicable Law) as a result of any transaction, event or accounting method employed prior to the Closing Date. Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the Code (or any comparable provision of other Applicable Law) made on or prior to the Closing Date for a Pre-Closing Tax Period; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable provision of other Applicable Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(k) Company has not been either a “distributing corporation” or a “controlled corporation” within the respective meanings of such terms under Section 355(a)(1)(A) of the Code in a distribution of stock qualifying under Section 355 of the Code (i) in the two years before the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the transactions contemplated by this Agreement.

(l) Neither Seller (to the extent relating to the Transferred Companies) nor any Transferred Company has extended, deferred or delayed the withholding or payment of any Taxes under the CARES Act or otherwise as a result of the effects of the Covid-19 Pandemic, including pursuant to IRS Notice 2020-65, IRS Notice 2021-11 or the CAA.

(m) Company has made a valid election for Company to be treated as an S corporation within the meaning of Section 1361(a) of the Code (and any corresponding or similar provision of other Applicable Law) effective as of January 1, 2001. For U.S. federal and applicable state and local income Tax purposes, Company has properly qualified as an S corporation since the effective date of such election through the date of this Agreement, and will properly qualify as an S corporation through and until the Closing Date in all jurisdictions in which it is subject to income Tax. Since the effective date of such election, Company has never been subject to income Tax as a C corporation within the meaning of Section 1361(a) of the Code (or any corresponding or similar provision of other Applicable Law). Company has not since the effective date of Company’s election to be treated as an S corporation (i) acquired assets from another corporation in a transaction in which Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired stock of any corporation that is a qualified subchapter S subsidiary. Except as provided in the Shareholders Agreement, no Shareholder is entitled to receive any dividend or distribution from Company as a result of the pass-through to such Shareholder of any income or gain of the Company under Section 1366 of the Code.

Section 3.08. Employee Benefits.

(a) Section 3.08(a) of the Disclosure Schedule sets forth a true and complete list of each material Benefit Plan and each related Agreements.

(b) With respect to each material Benefit Plan and related Agreements, Company has made available to Parent true and complete copies, to the extent applicable, of (i) such Benefit Plan or related Agreement, including any material amendment thereto, and a summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto and the two most recent annual information returns required to be filed with any Governmental Entity and (v) the most recently received IRS determination letter.

(c) Each Benefit Plan and Company Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Applicable Laws, other than instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and there are no circumstances or any events that have occurred that would reasonably be expected to cause the loss of such qualification status of any such Benefit Plan, except where such loss of qualification status would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of Company, threatened claims by, on behalf of or against any Benefit Plan or any trust related thereto that could result in any liability to Company, and no audit or other proceeding by a Governmental Entity is pending or, to the Knowledge of Company, threatened with respect to any Benefit Plan.

(d) With respect to each Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) no such Benefit Plan is currently in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (ii) neither Company nor any Commonly Controlled Entity has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA; (iii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA has been or is expected to be incurred by Company and (iv) all contributions required to be made with respect thereto (whether pursuant to the terms of such Benefit Plan or by Applicable Law) have been made.

(e) None of Company nor any of its respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of Company nor any of its Commonly Controlled Entities has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(f) Schedule 3.08(f) of the Disclosure Schedule sets forth each Benefit Plan and Company Benefit Agreement that provides health, medical or life insurance or other welfare benefits (whether or not insured) with respect to any Company Service Provider(or any of their beneficiaries) of Company after retirement or other termination of employment, other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA, Section 4980(6)(f) of the Code or any other Applicable Law or (ii) the full cost of which is borne by such Company Service Provider(or any of their beneficiaries).

(g) None of the execution and delivery of this Agreement, the performance by any party of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Company Service Provider to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Benefit Plan or Company Benefit Agreement or any other transaction based payments, (iii) result in any breach or violation of, or default under, or limit Company’s right to extend, renew, replace, amend, modify or terminate, any Benefit Plan or Company Benefit Agreement or (iv) result in any payment (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, subject any Person to Section 4999 of the Code or result in the non-deductibility of any payment under Section 280G of the Code. No Benefit Plan or Company Benefit Agreement provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code, Section 409A of the Code or otherwise.

Section 3.09. Labor and Employment Matters.

(a) Schedule 3.09(a) of the Disclosure Schedule sets forth an accurate and complete list of: (i) all current officers and employees (full-time and part-time, whether permanent or temporary) of the Company, and for each their employee identification number, title, location of employment, visa status, if applicable, classification for purposes of all applicable wage-and-hours laws, part- or full-time status, permanent or temporary status, leave status, accrued paid time off, current base and variable compensation amounts or rates (whether salaried or otherwise), and any compensation related to the Transaction (including any change of control bonuses, benefits, reimbursements of expense, or acceleration rights) and (ii) all current individual consultants and independent contractors of the Company, and for each their name, location where services are performed, and consulting fee or rate of compensation (including any change of control bonuses, benefits, reimbursements of expense, or acceleration rights). If the Company is a party to any Contract with a third-party entity that employs individuals who provide services to the Company as contractors or consultants (“Third-Party Contractor Agreement”), Schedule 3.09(a) of the Disclosure Schedule also sets forth the name of the third-party entity, the date of such Third-Party Contractor Agreement, the term of such Third-Party Contractor Agreement, the names of each individual (including a description of services by such individual) who provides services to the Company under such Third-Party Contractor Agreement and the jurisdictions of service to the Company.

(b) As of the date of this Agreement, the Company is not a party to or bound by any collective bargaining agreements with respect to any Company Service Provider. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) there is no pending or, to the Knowledge of Company, threatened strike, lockout, slowdown or work stoppage by or with respect to any Company Service Provider and (ii) to the Knowledge of Company, there are no activities or proceedings of any labor organization to organize any employees of Company and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or similar organization.

(c) Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, Company is in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans.

(d) (i) To the Company’s Knowledge, no allegations of sexual harassment, sexual assault, or misconduct in the course of being employed by, or providing services to, the Company have been made against (A) any current or former officer or director of the Company, or (B) any other Company Service Provider who, directly or indirectly, supervises any other Company Service Provider and (ii) the Company has not made any payment arising out of, or entered into any settlement agreement or conducted any investigation related to, allegations of sexual harassment, sexual assault or misconduct by or regarding any Company Service Provider.

Section 3.10. Litigation. As of the date of this Agreement, there is no suit, action or other proceeding pending or, to the Knowledge of Company, threatened in writing against or uniquely affecting Company, nor is there any Order outstanding against or, to the Knowledge of Company, demand or investigation by any Governmental Entity involving Company or any of its properties or assets. To the Knowledge of the Company, there are no circumstances or facts that could reasonably lead to such a demand, claim, action, suit or proceeding. There is no investigation, audit or review pending or, to the Knowledge of the Company, threatened against Company or any of its assets, by any Governmental Entity, nor has any Governmental Entity notified Company of its intention to conduct the same.

Section 3.11. Compliance with Applicable Laws.

(a) The Company has received all approvals, authorizations, consents, licenses, orders, registrations, and permits of all Governmental Entities necessary for the conduct of the Company’s business as currently conducted (collectively, “Company Permit(s)”), except to the extent that any failure to have any such Company Permit is not material to the Company. The Company is, and at all times since January 1, 2016 have been, in compliance in all material respects with all Company Permits and all Applicable Law in all material respects.

(b) Since January 1, 2011, to the Company’s Knowledge, the Company has not been subject to any investigation or review by any Governmental Entity.

(c) The Company is, and at all times has been, in compliance with Applicable Law of the United States and other jurisdictions in which the Company operates or to which the Company is subject with respect to import and export control and economic sanctions, including the U.S. Export Administration Regulations (“EAR”), the U.S. International Traffic in Arms Regulations (“ITAR”), the U.S. Department of the Treasury Office of Foreign Asset Control (“OFAC”) and economic sanctions regulations. The Company has not at any time been counterparty to any commercial agreement with any Person who is or was the target of, or listed as a designated person in respect of, any economic sanction administered by OFAC or the U.S. Department of Commerce or has engaged, directly or indirectly, in any business with or related to any country or territory that is the subject of any comprehensive economic or financial sanctions or trade embargoes administered or enforced by OFAC (including Crimea, Cuba, Iran, Sudan, Syria, and North Korea). The Company has not at any time engaged or assisted in an export transaction prohibited by the EAR or ITAR, including a prohibited export transaction involving a Person on the Entity List, Denied Person List, Unverified List, or Debarred List maintained by the U.S. Department of Commerce Bureau of Industry and Security and U.S. Department of State Directorate of Defense Trade Controls. The Company has not at any time allowed a national of a foreign country access to non-public technical information that requires a license under the EAR or ITAR for export to that foreign country.

(d) None of the Company, or any of its respective Representatives acting on its behalf has (i) taken any action, directly or indirectly, in violation (or that would reasonably be expected to result in any violation) of Anti-Bribery Applicable Laws, including corruptly making, offering, authorizing, or promising any payment, contribution, gift, business courtesy, bribe, rebate, kickback, or any other thing of value, regardless of form or amount, to any Person to induce the recipient to act improperly, to obtain a competitive advantage for any party, or to receive favorable treatment in obtaining or retaining business in violation of Anti-Bribery Applicable Laws or (ii) corruptly accepted, received, or solicited anything of value in connection with the Company’s business. The Company conducts, and has at all times conducted, its business in compliance with Anti-Bribery Applicable Laws.

Section 3.12. Environmental Matters.

(a) The Company has all material Environmental Permits required for operation of the business of the Company as currently operated, all such Environmental Permits are in full force and effect and, to the Knowledge of the Company, there is no action by any Governmental Entity or any other Person to materially and adversely modify, rescind, revoke or cancel any such Environmental Permits.

(b) Except with respect to the matters described in the Denbury Settlement Agreement, the Company is, and for the past ten (10) years prior to the Closing Date has been, in compliance in all material respects with all applicable Environmental Laws and applicable Environmental Permits. The Company has not at any time received any written, or to the Knowledge of the Company, any other notice from a Governmental Entity or any other Person alleging that the Company is liable for remediation of contamination or other environmental response costs at any location that has not been fully and finally resolved and, to the Knowledge of the Company, there exist no facts or circumstances that, under applicable Environmental Laws, reasonably could be expected to result in material liability of the Company for remediation or other environmental response costs at any Company Property. No Governmental Entity has issued any Order applicable to the Company or the Owned Company Property, arising from any violation of applicable Environmental Laws or any Release of Hazardous Substances the Company or by any other Person, that has not been fully and finally resolved.

(c) The Company is not nor has been the subject of a material Claim alleging that the Company has violated or is subject to liability under applicable Environmental Laws that has not been fully and finally resolved, and to the Knowledge of the Company, no such Claim is threatened against the Company.

(d) None of the Company Property is listed on the National Priorities List, the Superfund Enterprise Management System, or any comparable list of contaminated or potentially contaminated sites in any jurisdiction and, to the Knowledge of the Company, there exist no facts or circumstances at any of the Company Property that reasonably could be expected to result in such a listing.

(e) The Company has provided to Parent all material non-privileged environmental assessments, including any Phase I and Phase II site assessments, and any material environmental compliance assessments, related to any of the Company Property or the Company, within Company’s custody or reasonable control.

Section 3.13. Related Party Interests. Except for (a) relationships with Company as an officer, director, or employee (including compensation by Company in consideration of such services and potential indemnification and/or reimbursement obligations arising with respect thereto) and (b) relationships with Company as holders of Company Common Stock, none of the directors, officers, or holders of five percent or more of the Company Common Stock, or any member of any of their families, is at present a party to, or was a party to during the year preceding the date of this Agreement, any transaction with Company, including any Contract (x) providing for the furnishing of services to or by, (y) providing for rental of real or personal property to or from, or (z) otherwise requiring payments to or from, any such Person or any corporation, partnership, trust, or other entity in which any such Person has or had a five percent or more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, trustee, supplier, distributor, or customer of Company. None of the directors, officers, or holders of five percent or more of the Company Common Stock, or any member of any of their families, is at present a party to, or was a party to during the year preceding the date of this Agreement, any transaction with Parent, including any Contract (x) providing for the furnishing of services to or by, (y) providing for rental of real or personal property to or from, or (z) otherwise requiring payments to or from, any such Person or any corporation, partnership, trust, or other entity in which any such Person has or had a five percent or more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, trustee, supplier, distributor, or customer of Parent.

Section 3.14. Contracts.

(a) Section 3.14(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of:

(i) each non-competition Contract or other Contract that, in any such case, contains terms that expressly (A) limit or otherwise restrict Company or (B) would, after the Effective Time, limit or otherwise restrict the Company or Parent from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area, in a manner that would be reasonably likely to be material;

(ii) each loan and credit agreement or other Contract pursuant to which any Indebtedness of Company is outstanding or may be incurred;

(iii) each partnership, joint venture or similar agreement or Contract to which Company is a party relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iv) each Contract to which Company is a party involving the future disposition or acquisition of assets or properties with a fair market value in excess of $1,000;

(v) each Contract to which Company is a party for the purchase or sale of logs, chips, timber or third-party timber cutting rights;

(vi) each Contract to which Company is a party for the purchase, sale, option or leasing of minerals or mineral rights;

(vii) each Contract with any supplier or vendor under which Company is obligated to purchase goods or services (except with respect to purchase of items of inventory in the ordinary course of business consistent with past practice);

(viii) each Contract with any customer of Company under which Company is obligated to sell products for a period of more than one (1) year after the date of this Agreement that is not terminable without penalty to Company; and

(ix) each Contract to which Company is a party with obligations of Company with respect to output from a specified geography or territory.

Each Contract of the type described in this Section 3.14(a) is referred to herein as a “Material Contract”.

(b) All Material Contracts to which the Company is a party or by which the Company is bound are valid, binding, and enforceable in accordance with their terms and are in full force and effect, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity. The Company has performed all obligations imposed on it under such Material Contracts in all material respects, and none of the Company, or, to the Knowledge of the Company, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by the Company, or, to the Knowledge of the Company, any other party thereunder. There is not any dispute with any other party to any Material Contract, nor is there any pending request for amendment of any Material Contract. The Company has not received any unresolved notification that any party to a Material Contract intends to cancel, terminate, materially modify, refuse to perform, or refuse to renew such Contract (if such Contract is renewable). The Company has made available to Parent accurate and complete copies of all Material Contracts.

Section 3.15. Properties.

(a) Schedule 3.15(a) of the Disclosure Schedule contains a complete list of all real property owned in fee simple and all other material interests in real property owned directly or indirectly by the Company (each a “Company Property”). Company has good and valid title to, and marketable and insurable fee simple interest in or a valid leasehold interest in, (1) each Company Property, and, (2) to the Knowledge of the Company, any minerals or mineral interests with respect to any Company Property as to which the Company has received royalty or income payments during the 12-month period preceding the date of this Agreement, in each case free and clear of all Encumbrances, except (i) for all matters of record set forth on Schedule 3.15(a)(i), and (ii) for Encumbrances which do not, individually or in the aggregate, materially impair and would not reasonably be expected to materially impair the continued use and operation of the real properties to which they relate in the conduct of Company as presently conducted (the matters described in clauses (i) and (ii), collectively referred to as “Permitted Encumbrances”). The Company has used the Company Property for its intended purpose, which is primarily forestry operations, agriculture, recreational and related uses. The Company has not undertaken any steps to permanently convert the Company Property to any use other than as described in this Section 3.15(a). Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, Company has not received notice to the effect that there are any condemnation, expropriation or other proceedings that are pending or, to the Knowledge of Company, threatened with respect to any material portion of any of the Company Properties. Except for (i) Company Property identified on Schedule 3.15(a) as being owned less than 100% by the Company, (ii) the owners of the properties in which Company has a leasehold interest, and (iii) as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no Person other than Company has any ownership interest in any of the Company Properties.

(b) Except (1) with respect to Permitted Exceptions, (2) in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or (3) as otherwise described on Schedule 3.15(b), (i) Company has not leased or otherwise granted to any Person the right to use or occupy any Company Property or any portion thereof or any timber harvest or other rights, (ii) there are no outstanding options, preferential rights, rights of first offer or rights of first refusal to purchase any Company Property owned by Company (an “Owned Company Property”) or any portion thereof or interest therein, (iii) there are no boundary disputes relating to any Owned Company Property and no encroachments materially and adversely affecting the use of any Owned Company Property and (iv) with respect to each Owned Company Property, all material buildings, structures, fixtures and improvements are in all respects adequate and sufficient and in satisfactory condition to support the operations of Company as presently conducted to the extent related to such Owned Company Property for their continued use in the ordinary course of business, are suitable for the uses intended therefor, and have been maintained in accordance with normal industry practice.

(c) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) policies of title insurance or updates or endorsements have been issued, insuring Company’s fee simple title to the Company Properties as described in such policies, in amounts as set forth in such policies, (ii) there has not been any claim made against any title insurance policy covering any Company Property that has not been resolved and (ii) there is no suit, action or other proceeding pending or, to the Knowledge of Company, threatened against or affecting Company challenging Company’s fee simple title to each of the Owned Company Properties or claiming any rights that could affect such fee simple title, including without limitation easements, prescriptive rights, boundary line disputes, or aboriginal or tribal claims and the Company has no Knowledge of any material unrecorded documents or dispute affecting title to the Company Property that would be revealed upon a site inspection.

(d) Company has complied with the terms of all leases pursuant to which Company has a leasehold interest in the Company Properties, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, Company has not taken any action which would disqualify portions of any Company Property now assessed for ad valorem Taxes on the basis of farm, forest or open space for continued assessment as farm, forest or open space lands.

Section 3.16. Intellectual Property. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) Company owns, or is validly licensed or otherwise has the right to use, all intellectual property used in or necessary for the conduct of its business as currently conducted, (b) no suits, actions or other proceedings are pending against Company or, to the Knowledge of Company, threatened against Company that, in any such case alleges that Company is infringing, misappropriating or otherwise violating the rights of any Person with respect to any intellectual property and (c) to the Knowledge of Company, no Person is infringing, misappropriating or otherwise violating the rights of Company with respect to any Intellectual Property owned by Company.

Section 3.17. Insurance.

(a) Schedule 3.17(a) of the Disclosure Schedule sets forth an accurate and complete list of all insurance policies maintained by the Company as of the date of the Agreement (the “Policies”). Each Policy is in full force and effect and will continue in full force and effect following the consummation of the Transactions. Except as referenced in Schedule 3.17(a), the Company has not been refused any insurance, nor has its coverage been limited, by any insurance carrier. The Company maintains the Policies with a scope and amount sufficient to satisfy Applicable Law and all Contracts to which the Company is a party or by which the Company is bound.

(b) The Company has not done anything or omitted to do anything that would reasonably be expected to make any of the Policies void or voidable. No insurer under any of the Policies has disputed, or given any indication that it intends to dispute, the validity of any of the Policies on any grounds. No Claims have been made that are unresolved. To the Company’s Knowledge, no event, act or omission has occurred that requires notification under any of the Policies. In the past five (5) years, none of the insurers under any of the Policies has refused indemnity in whole or in part in respect of any Claims under the Policies.

Section 3.18. Brokers or Finders. The Company has not and will not have, directly or indirectly, any Liability for brokers’ or finders’ fees, commissions, or any similar charges in connection with the origin, negotiation, or execution of this Agreement or in connection with any of the Transactions.

Section 3.19. Customers and Suppliers.

(a) Schedule 3.19(a) of the Disclosure Schedule sets forth an accurate and complete list of the Company’s top ten (10) customers by revenue during the four (4) years prior to the date of this Agreement (each, a “Customer”), showing the approximate total revenues from each such Customer during the four (4) years prior to the date of this Agreement. No Customer has, during the twelve (12) months prior to the date of this Agreement, to the Knowledge of the Company, threatened in writing to decrease or limit in any material respect, its purchase of Company products. The Company has not received any written notice of, and, to the Knowledge of the Company, no circumstance exists that would cause the Company to reasonably expect, any material modification to the Company’s relationship with any Customer, nor is there or has there been, during the twelve (12) months prior to the date of this Agreement, any material dispute with or Claim by any Customer concerning the purchase or use of Company products.

(b) Schedule 3.19(b) of the Disclosure Schedule sets forth an accurate and complete list of the Company’s top ten (10) suppliers, vendors, and other third-party service providers by the amount of payments made to each such Person during the twelve (12) months prior to the date of this Agreement (each, a “Material Third-Party Vendor”), showing the approximate total payments to each Material Third-Party Vendor during the twelve (12) months prior to the Agreement Date. No Material Third-Party Vendor has, during the twelve (12) months prior to the date of this Agreement, to the Knowledge of the Company, threatened in writing to decrease or limit in any material respect, its supply or services to the Company. The Company has not received any written notice of, and, to the Knowledge of the Company, no circumstance exists that would cause the Company to expect, any material modification to the Company’s relationship with any Material Third-Party Vendor, nor is there or has there been, during the twelve (12) months prior to the date of this Agreement, any material dispute with or Claim by any Material Third-Party Vendor concerning such Material Third-Party Vendor’s supply or services to the Company.

Section 3.20. Personal Property. Company has good and marketable title, free and clear of all Encumbrances (save and except those to be satisfied in full at Closing) and restrictions of any nature whatsoever (including leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements, and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible or otherwise, reflected on the Company Balance Sheet or used in Company’s business as of the Company Balance Sheet Date even if not reflected thereon. Schedule 3.20 of the Company Disclosure Schedule lists all personal property having a depreciated book value of $10,000 or more currently used by Company in the conduct of its business, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted. Company’s personal property and leased property is sufficient for the conduct of Company’s business after Closing in substantially the same manner as conducted prior to Closing and constitutes all of the personal property necessary to conduct Company’s business as currently conducted.

Section 3.21. Compliance with Regulation D. The Company is aware that the Parent Common Stock to be issued pursuant to the transactions contemplated by this Agreement shall constitute “restricted securities” within the meaning of Securities Act. Except with respect to the notice of special meeting and related disclosures to be provided to the Shareholders, each of which shall be subject to approval of Parent, the Company has not and shall not engage in any solicitation of any Shareholder by means of general advertising or general solicitation in connection with this Agreement or the transactions contemplated by this Agreement. No more than thirty-five (35) Shareholders are not Accredited Shareholders.

Section 3.22. CARES Act. The Company has not received or guaranteed any payments under, nor has the Company participated in, any of the CARES Act relief funding programs, including without limitation, the Economic Injury Disaster Loan program or any similar funding issued by the Small Business Administration (SBA).

Section 3.23. Books and Records. The Company has made available to Parent accurate and complete copies of the Company’s (i) Governing Documents, and (ii) minute books from inception through the date of this Agreement. Such books and records accurately reflect, in all material respects, all meetings of the shareholders and the board of directors of the Company (at which minutes were maintained), and all actions taken by written consent of the shareholders and the board of directors of the Company since the incorporation of the Company and, the minutes contained therein accurately reflect the events of and actions taken at such meetings.

Section 3.24. Complete Copies of Materials. Company has made available to Parent true, correct and complete copies of each document listed in the Company Disclosure Schedule, including all related exhibits, schedules, statements of work, purchase orders, quotes and all amendments, supplements, modifications and side letters related thereto.

Section 3.25. Disclosure. No representation or warranty made by Company in this Agreement, nor any document, written information, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by Company or its Representatives under this Agreement, when read together in their entirety, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading, in light of the circumstances under which they were made.

Section 3.26. Reliance. Company makes the foregoing representations and warranties with the knowledge and expectation that Parent and Merger Sub are placing reliance thereon.

Section 3.27. Disclaimer. Except for the representations and warranties contained in this Article 3 (as modified by the related portions of the Disclosure Schedule), neither the Company nor any other Person on its behalf makes any other express or implied representation or warranty on behalf of the Company, and any such other representations or warranties are hereby expressly disclaimed.

Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT

In order to induce the Company to enter into and perform this Agreement, Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01. Organization and Good Standing. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Merger Sub is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, wholly-owned by ) Parent. Merger Sub is disregarded as an entity separate from Parent in accordance with 26 CFR 301.7701-3(b)(1)(ii).

Section 4.02. Authority and Enforceability. Each of Parent and Merger Sub has full corporate power and authority to execute this Agreement and the other Operative Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution, and delivery by each of the other parties hereto, this Agreement is the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, and each of the other Operative Documents to which Parent or Merger Sub is (or will be) a party, when executed by Parent or Merger Sub, and assuming the due authorization, execution, and delivery by each of the other parties thereto, is (or will be) the valid and binding obligation of Parent and Merger Sub, enforceable against Parent or Merger Sub in accordance with its terms except, in each case, to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity.

Section 4.03. No Approvals; No Conflicts. The execution, delivery, and performance by each of Parent and Merger Sub of this Agreement and the other Operative Documents to which Parent or Merger Sub is (or will be) a party and the consummation by each of Parent and Merger Sub of the Transactions do not and will not (a) violate (with or without the giving of notice or lapse of time, or both) Applicable Law, (b) require any consent, approval or authorization of, declaration, filing, or registration with, or notice to, any Person, other than the filing of the Agreement of Merger, which has not (or prior to the Closing will not have) been obtained or (c) conflict with or result in a breach of or constitute a default under any provision of the constituent documents of Parent or Merger Sub.

Section 4.04. Litigation. As of the date of this Agreement, there is no Claim pending (or, to the knowledge of Parent, being threatened in writing) against Parent or Merger Sub, that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the transactions contemplated by this Agreement or that would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole. Parent and its Subsidiaries are in compliance with all Applicable Laws in connection with the operation of their business, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole.

Section 4.05. No Prior Activities of Merger Sub. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Merger, Merger Sub has not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Section 4.06. No Parent Vote Required. No vote or other action of the stockholders of Parent is required by Applicable Law, the certificate of incorporation or bylaws (or similar charter or organizational documents) of Parent or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby, which shall not have been obtained at or prior to Closing.

Section 4.07. Brokers or Finders. Neither Parent nor Merger Sub has, directly or indirectly, incurred any Liability for brokers’ or finders’ fees, commissions, or any similar charges in connection with the origin, negotiation, or execution of this Agreement or in connection with any of the Transactions based on arrangements made by or on behalf of Parent or Merger Sub under which any Shareholder will be liable.

Section 4.08. Parent Capital Structure; Parent Common Stock.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 4,000,000 shares of preferred stock, without par value (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on September 30, 2021, (i) 67,099,583 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in Parent’s treasury, and (iii) no shares of Parent Preferred Stock were issued and outstanding.

(b) The Parent Common Stock issued hereunder, when issued in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law (“DGCL”), the Parent’s certificate of incorporation, by-laws or any other contract or agreement to which Parent is a party or otherwise bound. Assuming the satisfaction of the conditions to Closing set forth in Sections 6.02(k) and (l), below, and the accuracy of the Company’s representation in Section 3.21, the issuance by Parent of the Parent Common Stock under the terms of this Agreement will comply in all material respects with all Applicable Law, including federal, state and non-U.S. securities laws and regulations.

Section 4.09. Reporting Documents; Undisclosed Liabilities.

(a) Parent has furnished or filed all material reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since January 1, 2019 (such documents, being collectively referred to as the “Parent Reporting Documents”).

(b) Each Parent Reporting Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), the Exchange Act and the Securities Act, as applicable to such Parent Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in all material respects in accordance with GAAP (except, as indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Neither Parent nor Merger Sub has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for (i) liabilities that are reflected or reserved against on the balance sheet in the Parent Annual Report on Form 10-K for the period ended December 31, 2020 (including any notes thereto), (ii) liabilities that were incurred or arose since December 31, 2020 in the ordinary course of business of Parent, (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, or (iv) other liabilities that, individually or in the aggregate, have not had or would not reasonably be expected to have a Parent Material Adverse Effect.

(d) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent Reporting Documents, and the statements contained in such certifications were true and correct in all material respects at the time made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither Parent nor any Parent Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(g) Since January 1, 2019, none of Parent, Parent’s independent accountants, Parent’s Board of Directors or the audit committee of said Board has received any oral or written notification of any (i) “material weakness” in the internal controls over financial reporting of Parent or (ii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

Section 4.10. Absence of Certain Changes or Events. From September 30, 2021, to the date of this Agreement:

(a) each of Parent and each Parent Subsidiary has conducted its respective business in the ordinary course in all material respects;

(b) there has been no fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

(c) there has been no material adverse change in the business conduct or operations of Parent.

Section 4.11. Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are in compliance with all Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened in writing alleging that Parent or any Parent Subsidiary is not in compliance with any Applicable Law.

Section 4.12. Antitrust Compliance. No filing, application, submission, waiting period, consent or approval applies or is required in connection with the Merger pursuant to any applicable Antitrust Laws.

Section 4.13. Independent Investigation. Parent and Merger Sub acknowledge and agree that they (a) have made their own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Company; and (b) have been furnished with or given adequate access to such information about the Company as it has requested. Parent and Merger Sub further acknowledge and agree that: (i) in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, they have relied solely upon their own investigation and the representations and warranties of the Company set forth in Article 3 of this Agreement (as modified by the related portions of the Disclosure Schedule); (ii) the only representations, warranties, covenants and agreements made by Company are the representations, warranties, covenants, and agreements made in this Agreement; and (iii) neither the Company nor any of the Shareholders have made any representation or warranty as to Parent and Merger Sub under this Agreement, except as set forth in Article 3 of this Agreement (as modified by the related portions of the Disclosure Schedule).

Section 4.14 Disclaimer. Except for the representations and warranties contained in this Article 4, neither Parent, Merger Sub, nor any other Person on its behalf makes any other express or implied representation or warranty on behalf of Parent or Merger Sub, and any such other representations or warranties are hereby expressly disclaimed.

Article 5
COVENANTS

Section 5.01. Conduct of Business. Prior to the earlier of the Closing and the termination of this Agreement in accordance with Article 8 (the “Interim Period”), unless Parent otherwise agrees in writing, the business of the Company shall be conducted in the ordinary course of business and consistent, in all material respects, with past practice and in accordance with Applicable Law and industry standards, and the Company shall use commercially reasonable efforts to preserve intact the business organization of the Company, to keep available the services of the current Company Service Providers (except as otherwise set forth in this Agreement), and to preserve the current relationships of the Company with and the goodwill of material customers, suppliers, vendors and other Persons with which the Company has material business relations. Without limiting the generality of the foregoing, during the Interim Period, unless Parent otherwise agrees in writing (which consent shall not be unreasonably, withheld, conditioned or delayed) or except as required by Applicable Law, as expressly contemplated by this Agreement, or as set forth in Schedule 5.01, the Company shall not (and shall not permit any of its Representatives to), between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Article 8:

(a) amend or otherwise change any constituent documents of the Company, including the Articles of Incorporation and Bylaws;

(b) (i) issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant, or creation of an Encumbrance of any capital stock, options, warrants or other rights to purchase capital stock, or other equity or ownership interest (including any phantom interest), of the Company, or any revenue or profit-sharing interest in respect of the Company (collectively, “Equity Interests”), or (ii) approve, consent to or otherwise authorize the transfer of any Equity Interests of the Company from an existing shareholder to another Person, including the transfer of any shares of Company Common Stock;

(c) Except with respect to the Closing Distribution, declare, set aside, make, or pay any dividend or other distribution with respect to any Equity Interests of the Company, or reclassify, combine, split, subdivide, redeem, purchase, or otherwise acquire, directly or indirectly, any Equity Interests of the Company;

(d) acquire or invest in any Person or division thereof;

(e) incur or repay, or amend any terms of, any indebtedness for borrowed money (other than trade payables in the ordinary course of business and consistent with past practice, and scheduled debt service payments coming due during the Interim Period), or issue any debt securities or assume, guarantee, endorse, or otherwise become responsible for the obligations for borrowed money of any Person, or make any loans or advances;

(f) enter into, amend, terminate, or fail to renew any Material Contract (or any Contract that would constitute a Material Contract if it were in effect as of the date of this Agreement);

(g) (i) (A) materially increase, defer, or fail to pay the compensation or other amounts payable or to become payable to its current, former, or prospective Company Service Providers, other than as required by any Benefit Plan as in effect as of the date of this Agreement, (B) grant any severance or termination pay to any current, former, or prospective Company Service Provider, other than as required by any Benefit Plan as in effect as of the date of this Agreement, or (C) establish, adopt, enter into, amend, terminate, or fail to renew any Benefit Plan, other than amendments required by Applicable Law, (ii) enter into any collective bargaining agreement or recognize any union or labor organization, (iii) make any equity awards to any Company Service Provider, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan to the extent not required by this Agreement or such Benefit Plan as in effect on the date of this Agreement, (v) hire or engage the services of any additional Company Service Providers, or (vi) terminate the employment or services, as applicable, of any Company Service Provider, other than terminations for cause;

(h) except for any change required by reason of a change in GAAP, (i) make any change with respect to accounting methods or practices or internal accounting control, inventory, investment, credit, or allowance procedures or practices, or (ii) increase or change any of the assumptions underlying, or methods of calculating, any bad debt, contingency, or other reserves;

(i) (i) make, change or revoke any Tax election of or related to Company, (ii) enter into any closing agreement affecting any Tax Liability of or related to Company, (iii) settle or compromise any Tax Liability of or related to Company, (iv) amend any previously filed Tax returns of or related to Company, (v) incur any Tax Liability of or related to Company, except in the ordinary course of business consistent with past practice, or (vi) enter into any Contract to extend or waive the statutory period of limitations for the assessment or collection of any Taxes of or related to Company; commence, pay, discharge, or satisfy any Claim, Liability, right, or obligation, other than the commencement, payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice of Claims, Liabilities, and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Company Balance Sheet Date and that do not result from any breach of Contract, warranty, infringement tort, or violation of Applicable Law;

(j) forgive, release, cancel, subordinate, write off, or defer any Indebtedness or other obligations for borrowed money (including principal and accrued but unpaid interest thereon) owed to the Company, or waive any claims or rights of material value;

(k) prepay any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

(l) assign, forfeit, or permit to lapse, or instruct or consent to a future lapse of, any rights in any Intellectual Property of the Company;

(m) accelerate or delay the collection of, or discount, any accounts receivable, accelerate or delay the payment of accounts payable, accelerate or delay the incurrence of expenses, or take actions that would otherwise increase or decrease Closing Cash, except in the ordinary course of business and consistent with past practice, or otherwise alter the manner in which the Company manages its working capital;

(n) take any action that changes or affects the Company’s ownership and right, title, and interest in the real property or any leasehold rights in any Company Property;

(o) allow any Environmental Permit to lapse, terminate, or be suspended for a default or noncompliance; or

(p) agree or commit to do any of the foregoing.

Section 5.02. Consents; Notices. Company will promptly (a) apply for or otherwise seek, and use commercially reasonable efforts to obtain, all Governmental Consents and all third-party consents, approvals, assignments, waivers, authorizations, or other certificates set forth on Schedule 5.02, (b) provide all notices set forth on Schedule 5.02, and (c) make all filings required with respect to Company for the consummation of the Merger. To the extent Parent becomes aware after the date of this Agreement of any Governmental Consents or other third-party consents to the Transactions required by Applicable Law or any Contract applicable to Company and not disclosed in Section 3.04 of the Disclosure Schedule, Company will promptly seek, and use commercially reasonable efforts to obtain, such consents.

Section 5.03. Company Stockholders Meeting. Company will take all action necessary in accordance with Applicable Law and the Company’s Articles of Incorporation, Bylaws and any similar organizational documents of Company to obtain the Shareholder Approval and to provide any notices required under applicable law regarding the Shareholder Approval and appraisal rights to non-consenting stockholders. Without limiting the foregoing, as promptly as practicable after the execution of this Agreement, the Company shall provide to its stockholders (other than such stockholders who have already provided written consent) a notice and information statement (in form reasonably acceptable to Parent) with respect to the special meeting of Shareholders. The information statement shall: (x) include the recommendation of the board of directors of the Company in favor of the adoption and approval of this Agreement, the other Operative Documents, the Merger and the other Transactions; (y) comply with all Applicable Laws, and (z) include a statement that no transfers of any Equity Interests will be recognized during the period between the date of this Agreement and the Closing.

Section 5.04. Further Action. During the Interim Period, the Company and Parent shall use commercially reasonably efforts to consummate the Transactions and fulfill the conditions to the Closing set forth herein as promptly as practicable following the date of this Agreement, including, with respect to the Company, delivering to Parent such certificates and other documents as required to satisfy each of the conditions set forth in Article 6. The Company and Parent shall take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement or any other Operative Document to which the Company or the Parent is a party, as applicable, as may be requested by the other parties hereto

Section 5.05. Confidentiality. During the Interim Period, the Company shall not (and shall cause its Representatives not to), and shall instruct the Shareholders not to (and shall advise them to cause their Affiliates and Representatives not to) (whether before or after Closing), make any statements to any third party with respect to this Agreement, the existence of this Agreement, or the Transactions, or disclose to any third party any confidential information of the Company or Parent. This Section 5.05 shall not restrict disclosures by the Company or the Shareholders (a) to their legal, accounting and financial advisors and consultants (so long as the same are obligated to maintain the confidentiality of the information provided), (b) to third parties in connection with giving notices or seeking consents or other actions required by Section 5.02, (c) as required to comply with Applicable Law, including in connection with obtaining the Shareholder Approval (provided that in the event disclosure is required by this clause (c), (x) the Company or Shareholders, as applicable, shall, to the extent permitted by Applicable Law, provide Parent with prior written notice thereof so that Parent may seek a protective order or other appropriate relief), and (y) with respect to any filing on Form 8-K with the SEC or other initial public announcement regarding this Agreement, Parent shall provide Company with a copy of such draft notice at least 18-hours prior to any public release, (d) necessary to enforce the Shareholder’s rights, or defend against assertions by any Indemnified Party of any claim, under or arising from this Agreement and any Operative Document to which he, she or it is a party or (e) to the extent such information is available to the general public through no act or omission on the part of the Shareholder (or, prior to the Closing, the Company or any of its Affiliates).

Section 5.06. Exclusivity.

(a) During the Interim Period, the Company shall not (and shall not permit its directors, officers, employees, Affiliates, financial advisors, attorneys, accountants, or other agents or representatives (collectively, “Representatives”) to), directly or indirectly, (i) accept, or enter into any agreement with respect to, any existing proposal or offer outstanding as of date of this Agreement or received after date of this Agreement from any other Person to consummate a Competing Transaction, or (ii) solicit, initiate, facilitate or encourage, engage in discussions or negotiations with, or furnish information to, any Person other than Parent with respect to a Competing Transaction.

(b) The Company shall cause any pending discussions or negotiations with any other Person regarding a Competing Transaction to be immediately terminated, (ii) the Company shall terminate access by any Person other than Parent and its Representatives to any virtual or electronic data room containing confidential information regarding the Company, and (iii) the Company shall not, and shall cause its Representatives not to, directly or indirectly, deal with any Person other than Parent and its Representatives with respect to discussing or negotiating any Competing Transaction. During the Interim Period, the Company shall notify Parent immediately in writing if any inquiry or proposal regarding a Competing

Transaction is made, including in such notice the identity of the Person making the inquiry or proposal, the terms thereof, and, if in written form, complete and accurate copies thereof.

Section 5.07. Tax Matters.

(a) For U.S. federal income Tax purposes, it is intended that (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, (ii) with respect to the Merger, this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and (iii) with respect to the Merger, Parent and Company shall each be a party to the reorganization within the meaning of Section 368(b) of the Code. Notwithstanding the foregoing, Parent makes no representations or warranties to Company or to any Shareholder regarding the Tax consequences to Company or any Shareholder of the transactions contemplated by this Agreement. Each of Company and each Shareholder has had an opportunity to review with its own Tax advisors the Tax consequences to it of the transactions contemplated by this Agreement. Each Shareholder understands that it must rely solely on its advisors and not on any statements or representations by Parent, Merger Sub, Company or any oftheir respective Representatives), and that such Shareholder shall be solely responsible for any Taxes imposed on or with respect to such Shareholder as a result of or in connection with the transactions contemplated by this Agreement.

(b) Shareholder Representative shall prepare, or cause to be prepared and timely file or cause to be timely filed all Flow-Through Tax Returns for Pre-Closing Tax Periods that are required to be filed by the Company with a due date (giving effect to any valid extensions thereof) after the Closing Date. Such Flow-Through Tax Returns shall be prepared in a manner consistent with all positions taken, methods used, and elections made in prior periods in filing such Tax Returns except to the extent required otherwise by Applicable Law; provided that: (i) before filing any such Flow-Through Tax Return, Shareholder Representative shall provide Parent with a copy of such Flow-Through Tax Return at least thirty (30) days prior to the due date for filing such Tax Return (giving effect to any valid extensions thereof), and (ii) no such Tax Return shall be filed without the consent of Parent, such consent not to be unreasonably withheld, conditioned, or delayed.

(c) Parent shall prepare, or cause to be prepared and timely file or cause to be timely filed all Tax Returns for Pre-Closing Tax Periods (including all Straddle Periods) that are required to be filed by the Company with a due date (giving effect to any valid extensions thereof) after the Closing Date (other than Flow-Through Tax Returns). Parent shall prepare such Tax Returns, or shall cause such Tax Returns to be prepared in a manner consistent with positions taken, methods used, and elections made in prior periods in filing such Tax Returns; provided that, solely to the extent the Shareholders would reasonably be expected to have any material liability for Pre-Closing Taxes hereunder with respect to such Tax Return: (i) before filing any such Tax Return, Parent shall provide Shareholder Representative with a copy of such Tax Return at least thirty (30) days prior to the due date for timely filing such Tax Return (giving effect to any valid extensions thereof); (ii) Parent shall consider in good faith any timely and reasonable comments of Shareholder Representative to such Tax Returns; (iii) Shareholder Representative shall on behalf of the Shareholders pay to Parent the amount of its indemnification obligation pursuant to Section 7.02(c) related to such Tax Returns prior to the due date for the filing of such Tax Returns; and (iv) Parent shall cause any amounts shown to be due on such Tax Returns to be timely paid or remitted to the applicable Governmental Entity.

(d) Each of Shareholder Representative and Parent shall be responsible for its own fees, costs and expenses incurred in connection with the preparation and filing of the Tax Returns contemplated in Section 5.07(b) and Section 5.07(c).

(e) With respect to a Straddle Period, the Taxes that shall be treated as attributable to a Pre-Closing Tax Period shall be determined as follows: (i) the amount of ad valorem, property, or other similar Taxes imposed on a periodic basis that relate to the portion of such Straddle Period through the end of the Closing Date will be deemed to be the total amount of such Taxes for the entire Straddle Period multiplied by a fraction, (A) the numerator of which is the number of days in the Straddle Period up to and including the Closing Date, and (B) the denominator of which is the total number of days in such entire Straddle Period, and (ii) to the extent such Tax is measured by income or receipts or otherwise not described in clause (i) above, such Tax shall be allocated based on a closing of the books as of the close of business on the Closing Date.

(f) After the Closing, Shareholder Representative (at the sole cost and expense of the Shareholders) shall have the right to control all applicable Tax Proceedings related to a Flow-Through Tax Return for any Pre-Closing Tax Period and may make any decisions in connection with any such Tax Proceeding; provided that: (i) Parent may at its own expense participate in the proceedings related to such Tax Proceeding, (ii) Shareholder Representative shall keep Parent reasonably and timely informed with respect to the commencement, status and nature of such Tax Proceeding, (iii) Shareholder Representative shall consider in good faith any reasonable comments proposed by Parent that are related to the defense of such Tax Proceeding, and (iv) Shareholder Representative shall not agree to any settlement or resolution of any such Tax Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed). All other Tax Proceedings with respect to the Company for any Pre-Closing Tax Period shall be governed by the provisions of Section 7.05, mutatis mutandis.

(g) From and after the Closing, the parties shall cooperate fully, as and to the extent reasonably requested by the other party, in preparing for any Tax Proceedings and any Tax Returns of the Company relating to Pre-Closing Tax Periods. Such cooperation shall include, upon such other party’s request, the provision of books and records reasonably relevant to the Company and any related Tax Returns or Tax Proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.08. Notification of Certain Matters. During the Interim Period, the Company shall deliver prompt written notice to Parent of (a) the occurrence or nonoccurrence of any event that would reasonably be expected to result in any of the conditions in Article 6 not being satisfied and (b) any material failure by the Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 5.08 shall not limit or otherwise affect any obligation, covenant, representation, warranty or condition herein or the remedies available to Parent hereunder.

Section 5.09. Access to Information; Interim Period Cooperation Reliance. During the Interim Period, the Company shall (a) afford the Representatives of Parent access at all reasonable times to the Company’s Company Service Providers, properties, offices and other facilities, books, and records of the Company, (b) furnish Parent with all financial, operating, and other data and information as Parent may reasonably request, and (c) subject to Applicable Law, use commercially reasonable efforts to facilitate the planning for the integration of the Company’s business with the business of Parent following the Closing.

Section 5.10. D&O Indemnification.

(a) From Closing and for a period of six (6) years thereafter, Parent shall cause the Surviving Company to indemnify and hold harmless against Loss all current and former directors or officers of the Company (collectively, the “Covered Persons”) to the same extent the Covered Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to its Articles of Incorporation or Bylaws, or as provided under Applicable Law as of the date hereof, but subject to any limitation imposed by Applicable Law; provided, however, that no Covered Person shall have any right of contribution, indemnification or right of advancement from Parent, the Surviving Company or their respective successors with respect to any Losses claimed by any Indemnified Party against such Covered Person in his, her or its capacity as a Shareholder pursuant to Article 7.

(b) Prior to the Effective Time, subject to Parent’s review and approval, the Company or, at the Company’s request, Parent, shall acquire, at the Company’s expense, a prepaid “tail” policy providing coverage retentions, limits and other material terms substantially equivalent or better to the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising at or prior to the Effective Time with coverage for no less than and no more than six (6) years following the Effective Time (the “D&O Tail Policy”). Parent shall not, and shall cause the Surviving Company not to, take any action to eliminate or otherwise reduce or adversely modify such D&O Tail Policy. The D&O Tail Policy will be the primary obligor for any claims by the Covered Persons under this Section 5.10, and the Covered Persons shall seek recovery from the D&O Tail Policy (if and to the extent available) prior to seeking recourse from Parent, the Surviving Company or their respective successors pursuant to the obligations set forth in this Section 5.10.

Article 6
CONDITIONS PRECEDENT

Section 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained.

(b) Consents. Other than the filing of the Articles of Merger with the Secretary of State of the State of Arkansas and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, all Governmental Consents that are legally required to be obtained or provided for the consummation of the Merger and the other Transactions will have been obtained or provided, other than such Governmental Consents as Parent and Company agree in writing Company will not seek to obtain.

(c) Listing. The shares of Parent Common Stock issuable as Merger Consideration on or following the Effective Time, shall have been approved for listing on Nasdaq, if legally required subject to official notice of issuance.

(d) No Legal Restraints. No Applicable Law and no judgment, order or decree issued by any court or tribunal of competent jurisdiction (collectively, the “Legal Restraints”) shall have come into effect or have been issued and, in either case, be in effect, in each case that prevents, makes illegal or prohibits the consummation of the Merger.

Section 6.02. Conditions to Obligation of Parent. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Company contained in this Agreement (except for the Fundamental Representations) (i) shall have, if qualified as to materiality, been true and correct in all respects, and, if not so qualified, been true and correct in all material respects, when made and (ii) shall be, if qualified as to materiality, true and correct in all respects, and, if not so qualified, true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent that such representations and warranties speak as of an earlier date (in which case such representation and warranty shall be so true and correct as of such earlier date). The Fundamental

Representations of the Company shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Company by an executive officer of Company to such effect.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and which has not been ameliorated or cured such that a Company Material Adverse Effect no longer exists.

(d) Governmental Approvals and Consents. All transfers of Company Permits and all approvals of or notices to any Governmental Entity the granting or delivery of which is necessary for the consummation of the Transactions, or for the continued operation of the Company, shall have been obtained or made, as applicable.

(e) Company Closing Certificate. The Company shall have delivered to Parent, at or prior to the Closing, a certificate signed on behalf of Company by an executive officer of Company and dated as of the Closing Date, in a form reasonably satisfactory to Parent, certifying that the conditions set forth in Section 6.02(a), (b), (c), and (d) have been satisfied.

(f) Company Officer Certificate. The Company shall have delivered to Parent, at or prior to the Closing, a certificate executed by the President or Secretary of the Company, dated as of the Closing Date, certifying (i) the Articles of Incorporation in effect as of immediately prior to the Closing, (ii) the Bylaws in effect as of immediately prior to the Closing, (iii) the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other Operative Documents to which the Company is a party and the consummation of the Transactions and (iv) the Shareholder Approval.

(g) Resignation Letters. The Company shall have delivered to Parent, at or prior to the Closing, the written resignation of each director and officer of the Company and, as requested by Parent, its Subsidiaries (in their capacities as such), which resignations shall be effective as of the Closing Date, in a form reasonably satisfactory to Parent.

(h) Consent of Lender. The Company shall have delivered to Parent, at or prior to the Closing, the written consent of BancorpSouth Bank waiving the change in ownership of the Company as a default under the terms of the Master Loan Agreement, in such form as is reasonably acceptable to Parent.

(i) Consideration Spreadsheet. The Company shall have delivered to Parent the Consideration Spreadsheet and corresponding Payment Certificate.

(j) Shareholder Approval Threshold. The Company shall have delivered to Parent, at or prior to the Closing, one or more written consents evidencing the Shareholder Approval executed by each Shareholder representing greater than 50.00% of the outstanding capital stock and voting power of the Company.

(k) Accredited Investor Questionnaires. The Company shall have delivered to Parent, prior to the Closing, Accredited Investor Questionnaires (in substantially the form attached hereto as Exhibit D) from at least seventy (70) Shareholders that have been completed by such Shareholder and returned to the

Company indicating that such Shareholder is an “accredited investor” (as defined in Rule 501(a) under the Securities Act).

(l) Limitation on Non-Accredited Investors. The total number of Shareholders who have not delivered an Accredited Investor Questionnaire or who have delivered an Accredited Investor Questionnaire indicating they are not an “accredited investor” (as defined in Rule 501(a) under the Securities Act), shall not be more than thirty-five (35) Shareholders.

(m) Continuing Employees. The Company shall take reasonable steps to ensure that each of Harry Edward Perry, Jr. and Lacey Green shall continue to be employed by the Company in the same position and pursuant to the same terms in effect as of the date of this Agreement, and shall not have taken any action or expressed any intent to terminate or modify their employment relationship with the Company.

(n) Escrow Agreement. The Escrow Agreement, duly executed by the Shareholder Representative.

(o) Good Standing Certificate. The Company shall have delivered to Parent, at or prior to the Closing, a certificate from the Secretary of State of the State of Arkansas, dated within five (5) Business Days prior to the Closing Date, certifying that the Company is in good standing.

Section 6.03. Conditions to Obligation of Company. The obligation of Company to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed by an executive officer on behalf of Parent and Merger Sub to such effect.

(c) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and which has not been ameliorated or cured such that a Parent Material Adverse Effect no longer exists.

(d) Parent Closing Certificate. Parent shall have delivered to Company, at or prior to the Closing, a certificate signed on behalf of Parent by an officer of the Parent and dated as of the Closing Date, in a form reasonably satisfactory to Parent, certifying that the conditions set forth in Section 6.03(a), (b), and (c) have been satisfied.

(e) Escrow Agreement. The Escrow Agreement, duly executed by Parent and the Escrow Agent.

(f) Good Standing Certificate. Parent shall have delivered to Company, at or prior to the Closing, a certificate from the Secretary of State of the State of Delaware, dated within five (5) Business Days prior to the Closing Date, certifying that Parent and Merger Sub are each in good standing.

(g) Special Dividend. Parent’s Board of Directors shall have declared the Special Dividend in an amount not less than $[3.00-5.00] per share of Parent Common Stock, and such declaration shall not have been rescinded or modified.

(h) Shareholders of Record. Upon and following the Effective Time, each Shareholder will be a shareholder of record of Parent with respect to the Special Dividend.

Article 7
SURVIVAL AND INDEMNIFICATION

Section 7.01. Survival of Representations, Warranties, and Covenants. The representations and warranties contained in this Agreement or in any certificate delivered pursuant to Section 6.02 or 6.03 shall survive for a period of twelve (12) months after the Closing Date. The covenants and agreements contained in this Agreement will survive until performed in accordance with their terms, but no right to indemnification pursuant to this Article 7 in respect of any Indemnification claim based upon any Breach of a covenant or agreement shall be affected by the expiration of such covenant or agreement. The applicable survival period pursuant to this Section 7.01 is referred to as the “Survival Period”.

Section 7.02. Indemnification in Favor of Parent and Merger Sub. Subject to the limitations set forth in this Article 7, the Shareholders, severally and not jointly based solely on their respective Pro Rata Share of any amounts to be paid into the Escrow Fund pursuant to this Section 7.02, shall indemnify, defend, and hold Parent and its officers, directors, employees, agents, and Affiliates (each, an “Indemnified Party”), harmless from and against, and shall reimburse any and all losses, damages, liabilities, Orders, settlement payments, Taxes, fines, penalties, costs, and expenses (including reasonable out-of-pocket legal and accounting fees and expenses), whether or not involving a Third-Party Claim (for clarity, subject to the limitations, and solely to the extent applicable, the items, in Section 7.03(h)), collectively, “Losses”), directly or indirectly, arising out of, resulting from, or in connection with:

(a) any Breach of any representation or warranty made by the Company in Article 3 of this Agreement (when read together with the Disclosure Schedule) or in any certificate delivered under Section 6.2, in each case, as of the date of this Agreement and as of the Closing (or, if made as of a specific date, as of such specific date);

(b) any Breach prior to the Closing by the Company of any covenant or other obligation in this Agreement or any Breach following the Closing by the Shareholder Representative of any covenant or other obligation in this Agreement;

(c) any and all Pre-Closing Taxes, other than any such Taxes that were treated as Indebtedness or Company Transaction Expenses and, in each case, that are identified on the Consideration Spreadsheet and are deducted from the Estimated Purchase Price in the calculation of the Merger Consideration;

(d) any Company Transaction Expenses and any Indebtedness of the Company of the Closing Date, other than the Company Transaction Expenses and Indebtedness of the Company as of Closing that are deducted from the Estimated Purchase Price in the calculation of the Merger Consideration;

(e) any inaccuracy in the Consideration Spreadsheet, any Claims by any current or former holder (or purported holder) of any Equity Interests, arising out of, resulting from or in connection with the allocation of the Merger Consideration or any portion thereof that differs from that specified on the Consideration Spreadsheet or any Transaction Litigation;

(f) any payments to holders of Dissenting Shares in excess of the amounts they would have been entitled to receive in the Merger in accordance with Section 2.05;

(g) any amounts payable to a Covered Person pursuant to Section 5.10 (other than to the extent covered by the D&O Tail Policy);

(h) any environmental liabilities arising from items identified on the 2021 Phase I Reports, which existed or arose pre-Closing;

(i) any Fraud by or on behalf of the Company with respect to the representations and warranties made by the Company in Article 3 of this Agreement or any certificate delivered under Section 6.02 (a “Fraud Claim”).

Section 7.03. Limitations and Adjustments.

(a) The aggregate liability of the Shareholders of any Indemnification pursuant to Section 7.02 shall be limited to the aggregate amount of the Escrow Fund, and each individual Shareholder’s liability of any Indemnification pursuant to Section 7.02 shall be limited to their Pro Rata Share of the Escrow Fund.

(b) Notwithstanding anything to the contrary herein, no Indemnified Party shall be entitled to make an Indemnification Claim for Losses arising out of, resulting from or in connection with the matters listed in Section 7.02(a) (other than Losses arising out of, resulting from, or in connection with a Fraud Claim or any Breach of the Fundamental Representations) unless the aggregate amount of all such Losses exceeds $500,000 (the “Basket”), in which case the Indemnified Party may make an Indemnification Claim for all Losses (including the amount of the Basket) out of such Shareholder’s Pro Rata Share of the Escrow Fund, subject to the limitations set forth in this Article 7. For the avoidance of doubt, the Basket shall not apply to any other Losses or Indemnification Claims therefor.

(c) The obligations of the Shareholders under Section 7.02 shall be satisfied solely and exclusively from the Escrow Fund. No Claim for contribution or other Claim shall be made by any Shareholder against the Company, Parent or any of their respective Affiliates for Losses for which an Indemnified Party makes an Indemnification Claim. Notwithstanding the foregoing, Parent may elect to delay recovery of any Losses from the Escrow Fund until such time as the Escrow Fund would otherwise be released to the Shareholders.

(d) For purposes of determining whether a Breach has occurred and the amount of Losses under Section 7.02, all qualifications and limitations as to materiality, Material Adverse Effect, and words of similar import shall be disregarded (except for the definition of “Material Contract”); provided that with respect to Fundamental Representations any qualifications and limitations as to materiality, Material Adverse Effect, and words of similar import shall be disregarded in calculating the amount of any Losses but not with respect to determining Breach.

(e) The representations and warranties of the Company contained in this Agreement, any other Operative Document, or in any certificate delivered pursuant hereto or thereto shall not be deemed waived, modified, or otherwise affected, nor shall the survival of any such representations and warranties be deemed reduced, truncated, or otherwise limited, by any investigation made or any knowledge possessed or acquired by Parent or by any of its directors, officers, employees, consultants, Representatives or agents (or that could have been discovered by any of the foregoing, whether by any investigation made by or on behalf of Parent into the affairs of the Company or otherwise) prior to or after the Closing with respect to (i) the truth and accuracy of any such representations and warranties or (ii) any facts, matters, or circumstances that may give rise to an Indemnification Claim, and no Indemnification Claim made hereunder shall be limited on the basis thereof. The Shareholders acknowledge and agree that Parent is expressly relying on the representations and warranties of the Company contained in this Agreement, any other Operative Document, and in any certificate delivered pursuant hereto or thereto.

(f) The amount of Losses related to any Indemnification Claim shall be paid to the applicable Indemnified Party in full, without any set off, counterclaim, restriction, or condition and without any deduction or withholding (except as may be required by Applicable Law or as otherwise agreed).

(g) (i) All Losses shall be calculated net of the amount of any recoveries actually received by an Indemnified Party from an unaffiliated, third party under any existing unaffiliated, third party insurance policies and contractual indemnification or contribution provisions (in each case, calculated net of any actual recovery or collection costs and reserves, expenses, deductibles, reimbursement obligations, premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnified Party), or other costs related to the insurance, indemnification, or contribution arrangement incurred or paid to procure such recoveries) in respect of any Losses suffered, paid, sustained, or incurred by any Indemnified Party; provided that, except as provided in Section 7.03(g)(ii), below, neither Parent, the Surviving Company, nor any of their respective Affiliates will have any obligation hereunder to take any action to obtain such payments or to obtain or maintain any such insurance policies or indemnification or contribution arrangements.

(ii) Notwithstanding any other provision herein, Parent and Merger Sub covenant and agree that, prior to asserting any claim for Loss against the Company, the Shareholders or the Escrow Fund with respect to any alleged Loss that would be the responsibility of Denbury to defend, indemnify, protect and hold the Company (or its successor) harmless from under the terms of the Denbury Settlement Agreement, Parent and Merger Sub shall first diligently pursue all rights and remedies of Parent and/or Merger Sub arising under the Denbury Settlement Agreement.

(h) Any claim for Losses will be calculated without regard to (and shall not include) any speculative, exemplary, and punitive damages, except to the extent such damages are awarded to a third party in a Third-Party Claim.

(i) Any liability for indemnification under this Article 7 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach or other violation of more than one representation, warranty, covenant, agreement, certificate, or certification.

(j) Following the Closing, this Article 7 shall constitute the sole and exclusive remedy for recovery of monetary Losses by the Indemnified Parties for all indemnifiable matters or other breaches under this Agreement (including any certificates delivered pursuant to this Agreement). All applicable statutes of limitations or other claims periods with respect to claims for Losses shall be shortened or lengthened to the applicable claims periods and survival periods set forth herein. Notwithstanding the foregoing, nothing in this Agreement shall limit the remedies of Parent or the Surviving Company under any other Operative Document.

Section 7.04. Procedure for Indemnification.

(a) The period during which Indemnification Claims may be made pursuant to Section 7.02 shall be the applicable Survival Period.

(b) An Indemnified Party shall give written notice (a “Claim Notice”) of any Indemnification Claim by or on behalf of any Indemnified Party to the Shareholder Representative, reasonably promptly, but in any event if such Indemnification Claim relates to the assertion against an Indemnified Party of any Third-Party Claim, within thirty (30) days after receipt by such Indemnified Party of written notice of a Legal Proceeding relating to such Third-Party Claim, except that the failure to so notify the Shareholder Representative within such time period shall not impair the right of the Indemnified Party to recover hereunder, except to the extent that the Shareholder Representative demonstrates that its ability to resolve such Indemnification Claim is materially and adversely affected thereby. The Claim Notice will specify in reasonable detail (based on the information then-possessed by Parent) the nature of the Indemnification Claim and the amount of Losses associated therewith, if known, and otherwise a reasonable estimate of the amount of the anticipated Losses associated therewith, if capable of being estimated.

(c) Unless the Shareholder Representative contests the Indemnification Claim in writing delivered to the Indemnified Party within thirty (30) days after receipt of a Claim Notice and describing in reasonable detail the basis for contesting the Indemnification Claim, the Indemnified Party shall, subject to the other terms of this Section 7.04, be paid the amount of Losses related to such Indemnification Claim or the uncontested portion thereof. If the Shareholder Representative has delivered a timely written notice disputing an Indemnification Claim, then the Indemnified Party and the Shareholder Representative shall attempt in good faith for a thirty (30)-day period following the Indemnified Party’s receipt of such written notice to resolve such disputed Indemnification Claim. Any disputed Indemnification Claim shall be resolved either (i) in a written agreement signed by Parent and the Shareholder Representative or (ii) by the final, non-appealable decision of a court resolving such disputed Indemnification Claim.

Section 7.05. Third-Party Claims. In the event that Parent becomes aware of a Third-Party Claim that Parent in good faith believes may result in a claim for Losses by or on behalf of an Indemnified Party, Parent shall have the right in its sole discretion to determine and conduct the defense of and, subject to the proviso hereto, to settle or otherwise resolve such Third-Party Claim, and the costs and expenses incurred by Parent or its Affiliates in connection with defense, enforcement, settlement, or resolution (including reasonable out-of-pocket attorneys’ fees, other professionals’ and experts’ fees, and court or arbitration costs) shall be included in the Losses for which Parent shall be entitled to receive indemnification pursuant to an Indemnification Claim made hereunder, and such costs and expenses shall constitute Losses subject to indemnification under Section 7.02 regardless of whether it is ultimately determined that such Third-Party Claim arose out of, resulted from, or was in connection with a matter listed in Section 7.02; provided, however, that Indemnified Parties shall not agree to any settlement or resolution of any such Third-Party Claim without the prior written consent of the Shareholder Representative (which consent shall not be unreasonably withheld, conditioned, or delayed and which consent shall be deemed to have been given unless the Shareholder Representative shall have objected within thirty (30) days after a written request therefor by Parent). The Shareholder Representative shall have the right to receive, and Parent shall reasonably promptly provide to the Shareholder Representative, copies of all pleadings, notices, and communications with respect to such Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Party, and Parent shall keep the Shareholder Representative reasonably apprised of the status of such Third-Party Claim and the defense thereof, and shall consider in good faith recommendations made by the Shareholder Representative with respect thereto. The Shareholder Representative and its Affiliates may participate in any Third-Party Claim or any action related to such Third-Party Claim at its own cost and expense. In the event that the Shareholder Representative has consented to the amount of any settlement or resolution by Parent of any such Third-Party Claim, or if the Shareholder Representative shall have been determined by a court of competent jurisdiction to have unreasonably withheld, conditioned, or delayed its consent to the amount of any such settlement or resolution, neither the Shareholder Representative nor any Shareholder shall have any power or authority to object under this Article 7 to the amount of any Indemnification Claim by or on behalf of any Indemnified Party for indemnity with respect to such settlement or resolution.

Section 7.06. No Implied Representations. The parties acknowledge that, except for the representations and warranties expressly set forth in any Operative Document to which a Person is a party (and in the capacity of such Person as may be limited therein), no current or former stockholder, director, officer, employee, Affiliate or advisor of the Company has made or is making any representations or warranties whatsoever regarding the Company, express or implied and Parent is not relying upon, any such representations or warranties whatsoever regarding the Company in this Agreement. Except as expressly provided in Article 3 of this Agreement (when read together with the Disclosure Schedule) or any certificate delivered pursuant to Section 6.03, the Company has not made and is not making, and Parent is not relying upon, any representations or warranties whatsoever regarding the Company, express or implied, in connection with this Agreement. Parent hereby acknowledges and agrees that, except for the representations and warranties expressly provided in this Agreement (when read together with the

Disclosure Schedule) or any certificate delivered pursuant to Section 6.03, neither the Company, nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors has made or is making any express or implied representation or warranty with respect to estimates, projections, forecasts, forward-looking statements or business plans, in each case regarding the Company or its business or operations.

Section 7.07. Payment; Ordering.

(a) If uncontested, or once resolved either by agreement or receipt of an Order of a court of competent jurisdiction in accordance with Section 9.09, the amount of Losses (subject to the limitations set forth in Section 7.03) related to any Indemnification Claim shall be paid to the respective Indemnified Party solely and exclusively from the remaining balance of the Escrow Fund by joint written release instructions from Parent and the Shareholder Representative delivered to the Escrow Agent promptly, but in any event no later than two (2) Business Days after it has been established that such Indemnified Party is entitled to such payment under this Article 7.

(b) In the case of any Losses arising from a claim pursuant to this Article VII, subject to the other provisions of this Article VII, any Indemnified Party shall seek payment and recovery:

(i) First, from cash held in the Escrow Fund, pursuant to the Escrow Agreement, until such time as the total cash held in the Escrow Fund has been reduced to zero; and

(ii) Second, from the Escrowed Shares in the Escrow Fund, pursuant to the Escrow Agreement.

Article 8
TERMINATION, AMENDMENT, AND WAIVER

Section 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the written consent of Parent and the Company;

(b) by Parent or the Company if the Closing has not occurred on or before the date that is ninety (90) days after the date of this Agreement (the “Outside Date”), except that if either Parent, on the one hand, or the Company or any Shareholder, on the other hand, is then in Breach of this Agreement or any Operative Document, and such Breach shall have been the cause of the failure of the Closing to occur by such date, then Parent, in the case of such a Breach by Parent, or the Company, in the case of such a Breach by the Company or any Shareholder, may not terminate this Agreement pursuant to this Section 8.01(b);

(c) by Parent, in the event of a Breach by the Company or any Shareholder of any representation, warranty, covenant, or agreement contained herein or in any Operative Document such that the conditions in Sections 6.01 or 6.02 would not be satisfied as of the time of such Breach and such Breach has not been cured or is not curable by the Company or such Shareholder within thirty (30) days after Parent delivers notice to the Company regarding such Breach; provided that in no event shall such thirty (30)-day period extend beyond the Outside Date;

(d) by the Company, in the event of a Breach by Parent of any representation, warranty, covenant, or agreement contained herein or in any Operative Document such that the conditions in Sections 6.01 or 6.03 would not be satisfied as of the time of such Breach and such Breach has not been cured or is not curable by Parent within thirty (30) days after the Company delivers notice to Parent regarding such Breach; provided that in no event shall such 30-day period extend beyond the Outside Date;

(e) by Parent, if there has been a Company Material Adverse Effect; or

(f) by Company, if there has been a Parent Material Adverse Effect.

Section 8.02. Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties, and this Agreement shall thereupon terminate and become void and have no further force or effect, and the Transactions shall be abandoned without further action by the parties hereto. Notwithstanding anything to the contrary herein, this Section 8.02 and Article 9 shall survive indefinitely, and nothing herein shall relieve any party hereto of any Liability for Fraud or any willful and material Breach of this Agreement occurring prior to such termination.

Section 8.03. Amendment. Prior to the Effective Time, this Agreement may be amended by the parties at any time before or after receipt of the Shareholder Approval; provided, however, that (a) after receipt of the Shareholder Approval, there shall be made no amendment that by Applicable Law requires further approval by the stockholders of Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04. Extension; Waiver. At any time prior to the Effective Time, Parent may (in its sole discretion) (a) extend the time for the performance of any of the obligations or other acts of Company, (b) waive any inaccuracies in the representations and warranties made by Company contained in this Agreement or in any document delivered by Company pursuant to this Agreement, (c) waive compliance with any covenants and agreements of Company contained in this Agreement or (d) waive the satisfaction by Company of any of the conditions to Parent’s and Merger Sub’s obligations contained in this Agreement. At any time prior to the Effective Time, Company may (in its sole discretion) (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, (b) waive any inaccuracies in the representations and warranties made by Parent or Merger Sub contained in this Agreement or in any document delivered by Parent or Merger Sub pursuant to this Agreement, (c) waive compliance with any covenants and agreements of Parent or Merger Sub contained in this Agreement or (d) waive the satisfaction by Parent or Merger Sub of any of the conditions to Company’s obligations contained in this Agreement. No extension or waiver by Parent shall require the approval of the stockholders of Parent unless such approval is required by Applicable Law, and no extension or waiver by Company shall require the approval of the stockholders of Company unless such approval is required by Applicable Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Article 9
GENERAL PROVISIONS

Section 9.01. Transaction Expenses. Except as otherwise provided in this Agreement, each party will bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Transactions, including financial advisors’, attorneys’, accountants’, and other professional fees and expenses in connection with the Transactions.

Section 9.02. Publicity. At any time prior to the Closing, except as otherwise required by Applicable Law or applicable securities exchange rules, press releases and other public announcements concerning the Transactions will be made only with the prior agreement of the Company and Parent (and in any event, the parties will use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity prior to the Closing). Following the Closing, except as otherwise required by Applicable Law or applicable securities exchange rules or with the written consent of the Shareholder Representative and Parent, no press releases or other public announcements concerning the Transactions or the other transactions will state the amount of the Merger Consideration.

Section 9.03. Nonsurvival of Representations and Warranties and Covenants. Except as provided in Section 7.01, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement and, to the extent relating to compliance prior to termination, none of the covenants in this Agreement, shall survive the Effective Time. This Section 9.03 shall not limit Section 8.04 or any covenant or agreement of the parties to the extent that it contemplates performance after the Effective Time.

Section 9.04. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

PotlatchDeltic Corporation

501 West First Avenue, Suite 1600

Spokane, Washington 99201

Attention: Michele Tyler

Email: Michele.Tyler@PotlatchDeltic.com

with a copy to:

Perkins Coie LLP
1201 Third Avenue Suite 4900

Seattle, WA 98101

Attention: Andrew Bor

Email: Abor@perkinscoie.com

Fax: (206) 359-9577

(b) if to Company, to:

Loutre Land and Timber Company
200 N. Jefferson, Suite 618

El Dorado, AR 71730

Attention: Jeffrey W. Nolan

Email: jwnolan@loutrelandandtimber.com

with a copy to:

Friday, Eldredge & Clark, LLP

400 W. Capitol Ave., Suite 2000

Little Rock, AR 72201

Attention: Robert T. Smith

Email: rsmith@fridayfirm.com

(c) if to Shareholder Representative, to:

Charles H. Murphy, III

5615 Kavanaugh Blvd.

Little Rock, AR 72207

Jeffrey W. Nolan

202 W. 19th St.

El Dorado, AR 71730

with a copy to:

Friday, Eldredge & Clark, LLP

400 W. Capitol Ave., Suite 2000

Little Rock, AR 72201

Attention: Robert T. Smith

Email: rsmith@fridayfirm.com

Section 9.05. Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent from the face of the disclosure. The mere inclusion of an item in either the Disclosure Schedule as an exception to a representation or warranty (or covenants as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.

Section 9.07. Entire Agreement. This Agreement (including the Disclosure Schedule and all other Annexes, Exhibits and Schedules hereto), the other Operative Documents, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior (but not concurrent) agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.08. Assignment; Parties in Interest. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement, may be assigned by operation of law or otherwise, and any such assignment shall be null and void except that any or all rights, interests, or obligations of Parent and Merger Sub may be assigned to one or more Affiliates or to a successor or acquirer of Parent (or Affiliate thereof), so long as such assignment does not relieve Parent and Merger Sub of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding on and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (except that Article 7 is intended to benefit the Indemnified Parties).

Section 9.09. Governing Applicable Law; Jurisdiction; Waiver of Jury Trial. Except as required by the Arkansas Code or the Delaware LLC Act with respect to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law, provision, or rule that would cause the application of laws of any other jurisdiction. In any action among or between any of the parties arising out of or relating to this Agreement, including any action seeking equitable relief, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Wilmington, Delaware. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS, THE TRANSACTIONS, OR THE ACTIONS OF SUCH PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF AND THEREOF.

Section 9.10. Headings; Construction. The table of contents and headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For purposes of Article 2, any reference to the “Company” or any “Subsidiary” shall include any applicable predecessor entity. The word “including” shall mean including without limitation. The word “or” is disjunctive, but not necessarily exclusive. The words “hereof,” “herein,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole, including all annexes, exhibits and schedules hereto, and not to any particular provision of this Agreement. When a reference is made in this Agreement to Articles, Annexes, Exhibits, Sections, or Schedules, such reference shall be to an Article, Annex, Exhibit, Section, or Schedule to this Agreement unless otherwise indicated. For purposes of Article 3, the words “provide,” “deliver,” “made available,” “furnish,” and similar terms in this Agreement shall mean provide in that certain virtual data room titled “Loutre Land and Timber Data Room” on collaborate.perkinscoie.com at least two (2) Business Days prior to the date of this Agreement and not removed from such virtual data room prior to the Closing Date. Pronouns in the masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. If any party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not Breached shall not detract from or mitigate the fact that the party is in Breach of the first representation, warranty, or covenant. All accounting terms used herein and not expressly defined herein shall, except as otherwise noted, have the meanings assigned to such terms in accordance with GAAP. References to clauses without a cross-reference to a Section or subsection are references to clauses with the same Section or, if more specific, subsection. The symbol “$” refers to United States Dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement in respect of payments shall be rounded to the nearest whole United States cent.

Section 9.11. Counterparts. This Agreement may be executed and delivered in one or more counterparts, delivered and executed either manually or electronically (including by PDF and electronic mail), each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement. No counterpart shall be effective unless and until each party has executed at least one counterpart.

Section 9.12. Remedies. Each of Parent, the Company and the Shareholder Representative acknowledges and agrees that the other would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is Breached. Accordingly, each of Parent, the Company and the Shareholder Representative agrees that the other such parties shall be entitled to an injunction to prevent Breaches of any provision of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy available at law or in equity. Notwithstanding anything to the contrary herein, in no event will Parent’s liability hereunder exceed an amount equal to the Merger Consideration (as calculated and determined in accordance herewith and as of the date of this Agreement)

Section 9.13. Waiver. Parent may (a) extend the time for the performance of any obligation of the Company, any Shareholder, or the Shareholder Representative under this Agreement, (b) waive any inaccuracy in the representations and warranties of the Company contained in this Agreement (which waiver will not in any manner affect the rights of the Indemnified Parties under Article 7), or (c) waive compliance by the Company, any Shareholder, or the Shareholder Representative with any agreement or condition contained in this Agreement (which waiver will not in any manner affect the rights of the Indemnified Parties under Article 7). The Shareholder Representative (and, prior to the Closing, the Company) may (i) extend the time for the performance of any obligation of Parent under this Agreement, (ii) waive any inaccuracy in the representations and warranties of Parent contained in this Agreement, or (iii) waive compliance by Parent with any agreement or condition contained in this Agreement. Any extension or waiver contemplated in this Section 9.13 shall be valid only if set forth in an instrument in writing signed by Parent or the Shareholder Representative (or, prior to the Closing, the Company), as applicable, and shall apply only as set forth in such instrument and shall not operate as a waiver of, or estoppel with respect to, any failure to comply with any other obligation, covenant, agreement or condition contained herein. Any extension or waiver by the Shareholder Representative (or, prior to the Closing, the Company) shall be binding on the Company, each Shareholder, and the Shareholder Representative.

Section 9.14. Shareholder Representative.

(a) By approving the Merger at a special meeting of Shareholders or by written consent, each Shareholder shall have irrevocably (except as set forth in Section 1.1.1(b)) authorized and appointed the Shareholder Representative and any replacement representative appointed pursuant to Section 1.1.1(b), with full power of substitution, as such Shareholder’s representative and attorney-in-fact and exclusive agent to act for such Shareholder with respect to all matters arising in connection with this Agreement, including full power and authority, exercisable in the sole discretion of the Shareholder Representative, to: (i) take any action contemplated to be taken by the Shareholders under this Agreement or any other Operative Document; (ii) negotiate, determine, defend and settle any disputes that may arise under or in connection with this Agreement or any other Operative Document; and (iii) make, execute, acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and generally do any and all things and take any and all actions that the Shareholder Representative may deem necessary or advisable in connection with this Agreement or any other Operative Document. Notwithstanding the foregoing, the Shareholder Representative shall have no obligation to act on behalf of the Shareholders, except as expressly provided herein or in any other Operative Document, and for purposes of clarity, there are no obligations of the Shareholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders and their successors, and any and all defenses that may be available to any Shareholder to contest, negate or disaffirm the action of the Shareholder Representative taken in good faith under this Agreement are waived. Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders. No Shareholder Representative shall be deemed a fiduciary of any other Shareholder by reason of such appointment.

(b) The Shareholder Representative may be removed by written agreement among Parent and a majority in interest of the Shareholders calculated with reference to each Shareholder’s Pro Rata Share. The Shareholder Representative may resign at any time upon giving thirty (30) day’s prior written notice of such resignation to Parent and each Shareholder but shall exercise all the powers enumerated in Section 1.1.1(a) until the effective date of such resignation. In the event of such removal or resignation, or upon the death or disability of the Shareholder Representative, a majority in interest of the Shareholders calculated with reference to each Shareholder’s Pro Rata Share shall promptly agree upon a replacement Shareholder Representative. In the event of the Shareholder Representative’s resignation, removal, death or disability, if the appointment of a replacement Shareholder Representative pursuant to the preceding sentence has not occurred prior to the scheduled expiration of any Survival Period set forth in Section Article 7 or any period in which any Indemnified Party is required to provide notice to the Shareholder Representative with respect to any Indemnification Claim or action to be taken in connection with this Agreement, then such relevant period shall be deemed to be extended by the number of calendar days that elapsed between the Shareholder Representative’s resignation, removal, death or disability and the appointment of a replacement Shareholder Representative pursuant to the preceding sentence.

(c) Neither the Shareholder Representative nor its members, managers, directors, officers, contractors, agents and employees (collectively, the “Shareholder Representative Group”) shall be liable for any act done or omitted hereunder as the Shareholder Representative while acting in good faith. The Shareholders shall indemnify the Shareholder Representative Group and defend and hold the Shareholder Representative Group harmless against any and all Losses arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder or under any agreements ancillary hereto, including the fees and expenses of any legal counsel or experts retained by the Shareholder Representative and in connection with seeking recovery from insurers (“Shareholder Representative Expenses”) in each case as such Shareholder Representative Expense is suffered or incurred; provided that in the event that any such Shareholder Representative Expense is finally adjudicated to have been directly caused by the bad faith, gross negligence or willful misconduct of the Shareholder Representative, the Shareholder Representative will reimburse the Shareholders the amount of such indemnified Shareholder Representative Expense to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Shareholder Representative by the Shareholders, any such Shareholder Representative Expenses may be recovered by the Shareholder Representative from the Shareholder Representative Fund; provided that while this Section 9.14(c) allows the Shareholder Representative to be paid from the Shareholder Representative Fund, this does not relieve the Shareholders from their obligation to promptly pay such Shareholder Representative Expenses as they are suffered or incurred, nor does it prevent the Shareholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholder Representative be required to advance its own funds or incur any financial liability on behalf of the Shareholders or otherwise. The Shareholders acknowledge and agree that the foregoing indemnities and immunities will survive the resignation or removal of the Shareholder Representative and the Closing and/or the termination of this Agreement.

Section 9.15. Attorney-Client Privilege. The parties agree that upon the Closing, the Shareholder Representative shall hold and control any attorney-client privilege or attorney work product protection held by the Company (“Privilege”) with respect to any communications between Friday, Eldredge & Clark, LLP and any officer, director or employee of the Company that (i) relate to the Merger; and (ii) occur prior to the Closing (the “Privileged Communications”). The Shareholder Representative shall have the sole and exclusive right to assert or waive Privilege with respect to Privileged Communications. Parent agrees not to assert, and Parent agrees to cause the Surviving Company not to assert, any Privilege with respect to the Privileged Communications. Absent the consent of the Shareholder Representative, neither Parent nor the Surviving Company shall have a right to access the Privileged Communications. The parties further agree that permitting such material to remain in the files of the Company or its Affiliates after the Closing shall not constitute a waiver of any such Privilege.

Article 10
DEFINITIONS

Unless otherwise specified herein, the following terms used in this Agreement shall have the following meanings:

“2021 Phase I Reports” means that certain Phase I Environmental Site Assessment Report, prepared by SLR International Corporation, dated November, 2021 (SLR Project # 110.00672.00016).

“Accredited Shareholder” means a Shareholder that has validly executed and delivered an Accredited Investor Questionnaire that certifies, among other things, that such Shareholder is an “accredited investor” within the meaning of Regulation D of the Securities Act, in each case as reflected on the Consideration Spreadsheet.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with the first Person.

“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal, or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, regulation, rule, directive, license, permit, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Entity that is binding upon or applicable to such Person or such Person’s Affiliates, and any Orders applicable to such Person or such Person’s Affiliates, or to any of their respective agents, assets, properties, or businesses.

“Anti-Bribery Applicable Laws” means the U.S. Foreign Corrupt Practices Act 1977, as amended, any rules and regulations thereunder, the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions and any legislation implementing that convention and any similar anti-corruption laws to the extent that they are applicable to the Company or any of their respective Representatives.

“Antitrust Law(s)” shall collectively refer to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and any other applicable federal or state laws, rules or regulations that are designed to govern competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“ARPA” means the American Rescue Plan Act of 2021, (P. L. 117-2), as may be amended, and any similar or successor Law.

“Benefit Plan” means any pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, welfare, sick pay, holiday, vacation, employment, consulting, personal services, retention, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation right, loan, fringe benefit or other compensation or benefit plan, fund, policy, program, practice, agreement or arrangement of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA), whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) that is sponsored, maintained, contributed to or required to be contributed to by the Company or any ERISA Affiliate (or to which any such Person is a party) and that that covers or benefits any current or former Company Service Provider (or the spouse, domestic partner, dependent or beneficiary of any such individual), or (b) with respect to which any of the Company has (or could have) any current or future Liability (whether direct, indirect, actual or contingent).

“Breach” or “Breached” means a “Breach” of a representation, warranty, certification, covenant, obligation, or other provision of this Agreement or any Operative Document will be deemed to have occurred, or a representation, warranty, certification, covenant, obligation, or other provision of this Agreement or any Operative Document will have been “Breached,” if there is or has been any inaccuracy in or breach of, or any failure to perform or comply (in whole or in part) with, such representation, warranty, certification, covenant, obligation, or other provision.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Applicable Law to be closed in New York City.

“CAA” means the Consolidated Appropriations Act, 2021, (P. L. 116-260), as may be amended, and any similar or successor Law.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136) as may be amended, including by the CAA or the ARPA as applicable, and any similar or successor Applicable Law, including the Paycheck Protection Program Flexibility Act (P.L.116-142).

“Claim” means any claim, demand, complaint, cause of action, suit, proceeding, arbitration, audit, hearing, investigation, or inquiry (whether formal or informal, civil, criminal, or administrative).

“Closing Cash” means, as of the Closing Date, any and all cash, checks, money orders and other cash equivalents held by the Company, as determined in accordance with GAAP, consistently applied, minus deposits and securities held (whether by Company or any third party) for the benefit of a third party or as security for any obligation of Company.

“Closing Distribution” shall refer to a dividend distribution to be declared and paid by the Company prior to Closing consisting of all (i) Closing Cash, and (ii) all equity interests of the Shareholder Representative Entity, if any.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

“Commonly Controlled Entity” means any person, entity, trade or business that, together with Company, as applicable, is or was at the relevant time treated as a single employer under Section 414 of the Code.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Service Provider” means any director, officer, employee, consultant or individual independent contractor of the Company.

“Company Transaction Expenses” means all expenses of the Company incurred or to be incurred prior to and through the Closing Date in connection with (a) the negotiation, preparation and execution of this Agreement and the other Operative Documents, and the consummation of the transactions contemplated hereby and thereby, and the Closing; (b) any prior acquisition, equity subscription, divestiture, or similar transactions, (c) the D&O Tail Policy, (d) the engagement or retention of the Shareholder Representative, (e) severance payments to directors, officers and employees, bonuses, retention payments and any other change-of-control or similar payments payable as a result of or in connection with the transactions contemplated by this Agreement and any employer paid Taxes related thereto, but, solely in the case of Contracts entered into by Parent, excluding any such payment in connection with any action taken by Parent or its Affiliates, in connection with or following the Closing which, for the avoidance of doubt, shall be borne by Parent, in each case (i) including all out-of-pocket costs, fees and disbursements of financial advisors, attorneys, accountants, the Shareholder Representative and other advisors and service providers, and (ii) which have not been paid as of the Closing Date.

“Competing Transaction” means, other than the Transactions, any of the following: (a) any merger, consolidation, share exchange, recapitalization, or equity investment in the Company or other similar transaction involving the Company, (b) any sale, lease, license, exchange, mortgage, pledge, transfer, or other disposition of a material portion of the assets of the Company or any Subsidiary of the Company, (c) any sale or transfer of shares or other Equity Interests, or (d) any change of control transaction involving the Company (however structured).

“Contract” means any legally binding contract, agreement, permission, consent, lease, license, release, covenant not to sue, commitment, plan, arrangement, undertaking, or understanding, oral, written or otherwise.

“COVID-19 Pandemic” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Denbury” shall refer to Denbury Onshore, LLC, its successors and assigns.

“Denbury Settlement Agreement” shall refer to that certain Confidential Compromise and Settlement Agreement between the Company and Denbury, dated on or about June 3, 2014.

“Encumbrance” means liens, licenses, mortgages, pledges, deeds of trust, security interests, charges, easements, covenants, restrictions, encumbrances, and other similar adverse claims or interests of any kind.

“Environmental Laws” means any and all Applicable Laws in effect as of the date hereof pertaining to or regulating pollution, environmental protection, natural resource damages, waste management, the use, storage, generation, treatment, Release, remediation, removal, disposal, exposure to or transport of a Hazardous Substance, including but not limited to: the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Safe

Drinking Water Act of 1974, as amended, 42 U.S.C. Section 300f et seq.; and any analogous state or local Applicable Law, and the regulations promulgated pursuant thereto.

“Environmental Permits” means any Company Permit of any Governmental Entity required under or in connection with any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Computershare Trust Company, N.A.

“Exchange Act” shall refer to the Securities Exchange Act of 1934, as amended.

“Flow-Through Tax Return” means any U.S. federal, state, local, non-U.S. and other Tax Return that reports any items of income, gain, loss, deduction or credit with respect to the Company or the operations of the business of the Company, but with respect to which Seller or its direct or indirect owners are required to report such items on their respective Tax Returns and pay the related Tax (including, for the avoidance of doubt, IRS Form 1065 and any similar state, local, non-U.S. or other Tax form).

“Fraud” means, with respect to the applicable party, any fraud or intentional breach, intentional misrepresentation, or intentional omission by Company or any Shareholder or Representative of Company.

“Fundamental Representations” means the representations and warranties contained in Sections 3.01 (Organization, Standing, and Power), 3.02 (Capital Structure), 3.03 (Authority; Execution and Delivery; Enforceability), 3.04 (No Conflicts; Consents), 3.07 (Taxes), 3.18 (Brokers or Finders), 3.21 (Compliance with Regulation D), and 3.22 (CARES Act).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Consent” means any consent, approval, order, or authorization of, or registration, declaration, or filing with or exemption by, any Governmental Entity.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal, judiciary, arbitral body or other instrumentality of any government whether supranational, federal, state or local, domestic or foreign.

“Hazardous Substance” means any substance that is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “hazardous substance,” or “toxic substance,” or words of similar import, or that is otherwise regulated under any Environmental Law as an actual or potential threat to health or the environment and including asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances (PFAS), any petroleum, crude oil, and fractions or derivatives thereof.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities, (c) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, whether or not matured, (d) reimbursement obligations with respect to letters of credit, (e) indebtedness secured by an Encumbrance on assets or properties of such Person, (f) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (g) any liability of such Person in respect of banker’s acceptances or letters of credit, (h) obligations under any interest rate, currency or other hedging agreement, (i) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (k) Pre-Closing Taxes of the Company, (l) direct or indirect guarantees or other contingent liabilities (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type referred to in clause (a) hereof, (m) any Taxes relating to any Pre-Closing Tax Period, the payment of which is extended, deferred or delayed until after the Closing Date under the CARES Act or otherwise as a result of the COVID-19 Pandemic and (n) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (m) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto. For the avoidance of doubt, Indebtedness shall not include Company Transaction Expenses.

“Indemnification Claim” means any Claim for indemnification under Article 7.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” of means, (i) with respect to the Company, the knowledge of Jeff Nolan, Harry Edward Perry, Jr., and Lacey Green, after reasonable due inquiry, and (ii) with respect to Parent and any Parent Subsidiary, the knowledge of any executive officer of Parent or any such Parent Subsidiary, after reasonable due inquiry.

“Legal Proceeding” means any private, governmental, or administrative action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit, examination, arbitration or investigation, in each case whether civil, criminal, administrative, judicial, arbitral or investigative, or any appeal therefrom.

“Liability” means any and all debts, liabilities, penalties, expenses and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable, including those arising under Applicable Law and those arising under any Contract.

“Material Adverse Effect” means (a) any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes a Breach of any representations or warranties made by, or a Breach of the covenants, agreements, or obligations of, the Company, is, or would reasonably be likely to be or become a material adverse effect on the business, operations, assets, liabilities, condition or prospects of the Company, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) changes in general economic conditions in the United States, (ii) changes affecting the industry generally in which the Company operates, (iii) the outbreak or escalation of war, hostilities, or terrorist activities or the outbreak and ongoing effects of any contagious disease, epidemic or pandemic (including the COVID-19 Pandemic), or (iv) changes in Applicable Law or GAAP, unless, in the case of each of the foregoing clauses (i) through (iv), such changes disproportionately affect the Company, taken as a whole, as compared to other Persons or businesses that operate in the industry in which the Company operates, or (b) any effect or circumstance that could reasonably be expected to materially impair or materially delay the Company’s ability to perform under this Agreement or the other Operative Documents.

“Operative Document” means this Agreement, the Letters of Transmittal, the Escrow Agreement, and any other agreement, document and certificate referenced in this Agreement or any other agreement or document to be entered into in connection with the Transactions.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order, or other order.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Share Price” means the average of the closing price per share of Parent Common Stock on Nasdaq (as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by Parent and Company) as of 4:00 p.m. Eastern Time on each of the consecutive trading days starting from September 29, 2021, and ending with December 3, 2021.

“Parent Subsidiary” shall refer to Merger Sub and each other Subsidiary of Parent.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Pre-Closing Taxes” means any and all Taxes of or imposed on the Company arising in or relating to a Pre-Closing Tax Period (and in the case of any Straddle Period, as calculated in the manner set forth in Section 5.07(e)).

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion of any Straddle Period that ends on and includes the Closing Date.

“Pro Rata Share” means, with respect to a particular Shareholder, a fraction equal to (a) the portion of the Merger Consideration that such Shareholder is entitled to be paid pursuant to Article 2, divided by (b) the aggregate Merger Consideration that all Shareholders are entitled to be paid pursuant to Article 2.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers and other closed receptacles containing Hazardous Substances) into the environment, including ambient air, surface water, groundwater or land surface or sub-surface.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” shall refer to the United States Securities and Exchange Commission.

“Shareholder” means a holder of shares of Company Common Stock.

“Shareholder Representative Entity” means an entity formed by the Shareholder Representative for the sole purpose of holding the Shareholder Representative Fund.

“Shareholder Representative Fund” shall refer to a separate account, administered by the Shareholder Representative, to be applied as needed to cover Shareholder Representative Expenses.

“Special Dividend” means any special dividend issued by Parent with respect to shares of Parent Common Stock in December of 2021.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions or (b) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

“Tax”, “Taxes”, “Taxing” and any other derivative term shall refer to (a) all U.S. federal, state and local and all non-U.S. or other taxes, charges, fees, levies, imposts, duties, and other similar assessments or charges of any kind whatsoever imposed by any Governmental Entity, including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings, or profits), capital taxes, gross receipts taxes, environmental taxes, windfall profits taxes, value added taxes, severance taxes, property taxes, production taxes, sales taxes, use taxes, custom duties, license taxes, goods and services taxes, transfer taxes, registration duties or fees, excise taxes, franchise taxes, employment taxes, payroll taxes, employer and employee social security contributions, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, alternative or add-on minimum taxes, and withholding taxes, together with any deficiency, assessments, interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; (b) any Liability for any amounts of the type described in clause (a) as a result of being or ceasing to be a member of any Tax Group (including any Liability under Treasury Regulation section 1.1502-6 or any comparable provision of other Applicable Law); and (c) any Liability for any amounts of the type described in clause (a) or (b) arising under Contract, by operation of Applicable Law, by reason of being a successor or transferee, or otherwise.

“Tax Group” means any “affiliated group” of corporations within the meaning of Section 1504 of the Code (or any similar affiliated, combined, consolidated, or unitary group or arrangement for group relief for state, local, or non-U.S. Tax purposes).

“Tax Proceedings” means any inquiry, audit, examination, investigation, hearing, trial, appeal, or other administrative or judicial proceeding with respect to any Taxes or Tax Returns.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms, information returns and similar documents and, including any schedules or attachments thereto and any amendment thereof, supplied or required to be supplied with respect to Taxes.

“Third-Party Claim” means any Claim by a third party, including a Governmental Entity.

“Transaction(s)” means the Merger and the other transactions contemplated by this Agreement and the other Operative Documents.

“Transaction Litigation” means any Claim based upon any alleged breach of fiduciary duty, usurping corporate opportunity or similar breach of care, loyalty, or comparable claims by or against any of the Company, the Shareholders, or any of their respective directors, officers, employees, representatives, or Affiliates in connection with this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

POTLATCHDELTIC CORPORATION
By:	/s/ Eric J. Cremers
Name: Eric J. Cremers
Title: President and Chief Executive Officer

PCH MERGER LLC
By:	/s/ Eric J. Cremers
Name: Eric J. Cremers
Title: President and Chief Executive Officer

LOUTRE LAND AND TIMBER COMPANY
By:	/s/ Jeffrey W. Nolan
Name: Jeffrey W. Nolan
Title: President

SHAREHOLDER REPRESENTATIVES:
By:	/s/ Charles H. Murphy, III
Charles H. Murphy, III
By:	/s/ Jeffrey W. Nolan__________________ Jeffrey W. Nolan
Solely with respect to Section 5.11: JEFFREY W. NOLAN
By:	/s/ Jeffrey W. Nolan__________________ Jeffrey W. Nolan